Exhibit 10.1

PRIVATE & CONFIDENTIAL

FROM:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

200 Vesey Street

New York, NY 10285

(“Buyer”)

TO:

TRIPADVISOR, INC.

400 1st Avenue

Needham, MA 02494

(“Parent”)

TRIPADVISOR UK HOLDCO LIMITED

10 Norton Folgate, London, United Kingdom, E1 6DB

(“Seller”)

LF HOLDINGS (FRANCE) SAS

70 rue Saint-Lazare

75009 Paris, France

(“Company”)

June 14, 2026

Dear Sirs,

We refer to our recent discussions relating to the contemplated acquisition of the Shares representing all of the issued and outstanding Equity Interests of LF Holdings (France) SAS, a French simplified joint stock company (société par actions simplifiée), registered with the Trade and Companies Registry of Paris under number 803 696 509, whose registered office is at 70 rue Saint-Lazare – 75009 Paris, France (the “Company” and together with Parent and Seller, the “Seller Parties”) (the “Contemplated Transaction”).

This letter agreement (the “Put Option Agreement”) sets forth the Buyer’s irrevocable commitment to acquire from the Seller the Shares, under the terms and subject to the conditions set forth in the final equity purchase agreement attached hereto as Schedule A (the “Equity Purchase Agreement” or “EPA”).

We acknowledge that before the Seller may enter into the EPA, the works’ council (comité social et économique) (“Works’ Council”) of La Fourchette SAS, a French simplified joint-stock company (société par actions simplifiée), registered with the Trade and Companies Registry of Paris under number 494 447 949 and a wholly-owned Subsidiary of the Seller, must be informed and consulted in connection with the Contemplated Transaction in accordance with French labor Laws (the “Consultation Process”).

Capitalized terms used in this Put Option Agreement shall, unless otherwise defined herein, have the meanings ascribed to them in the EPA.

1.	PUT OPTION

1.1

The Buyer hereby irrevocably undertakes to purchase the Shares at the price and under the other terms and subject to the conditions set forth in the EPA and in this Put Option Agreement, subject only to the delivery by the Seller Parties of a notice to sell the Shares to the Buyer in accordance with the terms of this Put Option Agreement, the form of which is set out in Schedule B (the “Put Option” and the notice of such decision being referred to as the “Exercise Notice”). Upon the delivery of the Exercise Notice to the Buyer, each of the Buyer and Seller Parties shall be bound to execute and deliver the EPA on a date (the “Execution Date”) to be agreed among the Seller Parties and the Buyer; provided that such Execution Date shall in any event be no later than two (2) Business Days following delivery of the Exercise Notice; provided further that the Seller Parties and the Buyer shall be bound by the terms of the EPA as from the date of the Exercise Notice (and, as a consequence, as from such date, the Seller shall be bound to sell to Buyer, and Buyer shall be bound to purchase from the Seller, the Shares pursuant to the terms and subject to the conditions set forth in the EPA) whether or not the EPA has been executed and delivered by the parties thereto on the Execution Date.

1.2

By countersigning the Put Option Agreement (the date of such signature being referred to as the “Put Option Date”), the Seller Parties accept the benefit of the Put Option as an option solely, without undertaking to exercise such option.

1.3

An Exercise Notice may only be delivered by the Seller Parties to the Buyer prior to 6:00 pm (ET) on the Expiry Date (as defined below). The Seller Parties’ right to deliver an Exercise Notice and cause the Buyer to execute the EPA shall automatically terminate at 6:00 pm (ET) on the date (the “Expiry Date”) that is the earlier of:

1.3.1

the date, as such date is defined below in Clause 2 (Consultation Process), falling ten (10) Business Days after the Consultation Process has been completed or is deemed completed, in accordance with Clause 2 (Consultation Process); and

1.3.2	six (6) months after the Put Option Date.

1.4

If the Exercise Notice has not been delivered prior to 6:00 pm (ET) on the Expiry Date, the Put Option Agreement (including, for the avoidance of doubt, the Put Option) will automatically terminate as at the Expiry Date, and the Buyer shall be released from its obligations under the Put Option Agreement (and the EPA), without any liability whatsoever save in case of prior breach of the terms and provisions of this Put Option Agreement.

1.5

The parties hereto hereby expressly agree that the validity and enforceability of the Put Option is not subject to the execution of an amendment to the EPA or any other document by the Buyer and accordingly, in the event the Seller Parties deliver a valid Exercise Notice in accordance with the provisions of this Put Option Agreement, the parties hereto shall, as from the date of the Exercise Notice, be bound to perform their obligations under the EPA, pursuant to the terms and subject to the conditions set forth thereunder.

2.	CONSULTATION PROCESS

2.1

The Seller Parties agree to: (i) initiate the Consultation Process as soon as reasonably practicable, and in any event no later than ten (10) Business Days, after the Put Option Date; (ii) conduct in accordance with applicable Laws the Consultation Process regarding the Contemplated Transaction; and (iii) use reasonable best efforts to obtain an opinion (whether favorable or not) from the Works’ Council in relation to the Contemplated Transaction in accordance with French labor Laws as promptly as practicable following the date on which the Consultation Process has been initiated.

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2.2

For the purpose of this Put Option Agreement, the date of completion of the Consultation Process shall be the earlier of: (i) the date of the meeting of the Works’ Council during which the Works’ Council issued its opinion in connection with the Contemplated Transaction and; (ii) if the Works’ Council has not issued an opinion in connection with the Contemplated Transaction, upon the expiration of the applicable period provided under Article R. 2312-6 of the French Labor Code or any longer period as may be ordered by the competent court in accordance with the second-last paragraph of Article L. 2312-15 of the French Labor Code, the date upon which such applicable period or longer period ordered by the competent court expires.

2.3	The Seller Parties shall use reasonable best efforts to complete the Consultation Process as promptly as practicable, by:

2.3.1	calling and attending any necessary meetings of the Works’ Council;

2.3.2	providing to the Works’ Council the information and documentation reasonably necessary to complete the Consultation Process;

2.3.3

keeping the Buyer reasonably informed of the progress of the Works’ Council and of any material issues or questions arising therefrom, including by (i) providing the Buyer with any material documents proposed to be given to the Works’ Council in advance of such material documents being given to them, and taking into consideration, in good faith, any reasonable comments that would be made by the Buyer in relation to such material documents and (ii) providing the Buyer with any material written correspondence, notices or communications issued by the Works’ Council (or any expert appointed) in the context of the Consultation Process, subject, in each case, to legal or customary confidentiality requirements;

2.3.4	keeping the Buyer regularly and timely informed of the progress of the Consultation Process and providing such assistance as may reasonably be required by the Buyer in relation thereto; and

2.3.5

more generally providing all reasonable assistance and cooperation, in accordance with legal requirements and customary practice in transactions similar to the Contemplated Transaction, with a view to completing the Consultation Process on a timely basis.

2.4	The Seller Parties undertake:

2.4.1

not to (and to cause Group Companies and their respective representatives not to) give any undertaking or commitment to the Works’ Council, trade unions, other employee representatives and/or employees on behalf of Buyer in connection with the Consultation Process with respect to the Contemplated Transaction or the Buyer (or the Group Companies), unless Buyer has given its prior written consent to such undertaking or commitment;

2.4.2	notify the Buyer of the completion of the Consultation Process within two (2) Business Days following the date of completion (as determined in accordance with Clause 2.2); and

2.4.3	provide the Buyer with an extract of the minutes containing the opinion of the Works’ Council, within two (2) Business Days following the Seller’s receipt of the same.

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2.5	The Buyer undertakes to use reasonable best efforts to co-operate with the Seller Parties with respect to the Consultation Process by:

2.5.1

providing the Seller with any available document or information which the Works’ Council would reasonably request in connection with the Consultation Process, including, but not limited to, information relating to the Buyer’s background, history and presence in France, and the Buyer’s perspectives on business conducted by the Group Companies, and potential headcount evolution, subject only, in each case, to legal or customary confidentiality requirements;

2.5.2

designating a representative to attend any of the Works’ Council meetings, upon written request made by the Seller, and meeting with members of the Works’ Council where and when reasonably requested by any members of the Works’ Council and subject to reasonable prior written notice; and

2.5.3

more generally providing all reasonable assistance and cooperation, in accordance with legal requirements and customary practice in transactions similar to the Contemplated Transaction, with a view to completing the Consultation Process on a timely basis.

2.6

The Buyer and the Seller Parties will consult with each other and consider in good faith any issues and proposals in relation to the Contemplated Transaction that may be raised as part of the Consultation Process, provided however that neither the Buyer nor the Seller shall be obliged to agree to any modification, variation or amendment of the terms of this Put Option Agreement, the EPA or the Contemplated Transaction by virtue of the Consultation Process.

3.	EXCLUSIVITY

As a condition and inducement to the willingness of Buyer to enter into this Put Option Agreement, the Seller Parties agree that from the Put Option Date until the earlier of (i) the date on which the EPA is signed and delivered by the Seller Parties and the Buyer; and (ii) the date which is twelve (12) months following the Put Option Date (the “Exclusivity Period”), neither the Parent, the Seller nor the Company shall, and each of the Seller Parties shall instruct its respective representatives not to, solicit, facilitate, initiate or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into negotiations, discussions or any agreement regarding the terms of, any direct or indirect sale of Equity Interests or (except as would not violate the prohibitions set forth in Section 6.1(h) of the EPA) assets of any Group Company (including any sale structured as a merger, consolidation or similar business combination) or any similar transaction with any Person other than Buyer, its Affiliates and their respective representatives; provided, however, that the foregoing shall not apply to proposals, offers or inquiries from any third party with respect to, or the entry into negotiations, discussions or any agreement regarding the terms of the sale of Equity Interests (including any sale structured as a merger, consolidation or similar business combination) of Parent. During the Exclusivity Period, the Seller Parties shall also: (A) immediately cease any such discussions or negotiations that are ongoing; (B) promptly disable access to the Company’s electronic data room provided to any such Person in connection with such discussions; and (C) use its reasonable best efforts to cause its representatives to also cease any such negotiations or discussions.

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4.	REGULATORY COMPLIANCE

4.1

Except to the extent prohibited by applicable Law, the parties hereto shall comply with the provisions set forth in Section 6.8 (Regulatory Compliance) of the EPA, as from the Put Option Date, as if such provisions were set out in this Put Option Agreement and any reference therein to “this Agreement” or to “the date hereof” (or a similar expression) shall be deemed to be a reference to this Put Option Agreement and the Put Option Date, respectively.

5.	COVENANTS; REPRESENTATIONS AND WARRANTIES

The Seller Parties hereby agrees to comply with the following provisions of the EPA: Section 6.1 (Interim Operating Covenants), Section 6.9 (Access to Information), Section 6.12 (Transition Services Agreement), Section 6.17 (Sanctions Screening Cooperation), Section 6.18 (Third Party Consents; Shared Contracts), Section 6.21 (Security and Open Source Software Assessments) and Section 6.22 (Minimum Cash), in each case as from the Put Option Date, as if such provisions were set out in this Put Option Agreement and any reference therein to “this Agreement” or to “the date hereof” (or a similar expression) shall be deemed to be a reference to this Put Option Agreement and the Put Option Date, respectively.

Parent and Seller hereby jointly and severally make the representations and warranties set forth in Section 3.1(b) (Organization; Power and Authority; Capital Structure) and Section 4.1 (Organization; Power and Authority) to the Buyer, and the Buyer hereby makes the representations and warranties set forth in Section 5.1 (Organization; Power and Authority) to the Seller, in each case as if such Sections were set out in this Put Option Agreement and any reference to “this Agreement” or to “the date hereof” (or a similar expression) shall be deemed to be a reference to this Put Option Agreement and the Put Option Date, respectively.

6.	CONFIDENTIALITY; PUBLICITY

The provisions of Section 6.2 (Confidentiality; Publicity) of the EPA shall be incorporated in this Put Option Agreement as if set out herein and shall apply mutatis mutandis.

7.	DURATION AND TERMINATION

7.1

This Put Option Agreement (save for the Surviving Provisions (as defined below)) shall terminate at 6:00 pm (ET) on the Expiry Date (unless the Seller Parties has delivered an Exercise Notice in accordance with Clause 1.3, in which case the Put Option Agreement shall terminate upon execution and delivery of the EPA by all parties thereto).

7.2

In the event of termination of the Put Option Agreement in accordance with Clause 7.1, all rights and obligations of the parties under this Put Option Agreement will automatically terminate (other than pursuant to Clause 3, Clause 6, Clause 7, Clause 8, Clause 9 and Clause 10 which shall remain in full force and effect and survive the termination of this Put Option Agreement (together, the “Surviving Provisions”)), without liability against any party or its Affiliates other than (a) pursuant to the Surviving Provisions, or (b) with respect to rights accrued to any party before such termination as a result of any prior breach by any other party of the terms of this Put Option Agreement.

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7.3

If no Exercise Notice has been delivered by the Seller Parties prior to 6:00 pm (ET) on the Expiry Date, then the Seller Parties shall be jointly and severally liable to pay to Buyer a cash amount equal to $35,000,000 (the “Termination Fee”) no later than the fifth (5th) Business Day after the Expiry Date by wire transfer of immediately available funds. The parties hereto acknowledge and agree that: (i) this Termination Fee is an integral part of the transactions contemplated by this Put Option Agreement and is included herein in order to induce Buyer to enter into this Put Option Agreement; (ii) the Termination Fee does not constitute a penalty; and (iii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by Buyer if no Exercise Notice has been delivered prior to 6:00 pm (ET) on the Expiry Date and constitutes liquidated damages (in the event such amounts are payable and paid) to compensate Buyer for the efforts and resources expended and the opportunities foregone while negotiating this Put Option Agreement and the EPA and on the expectation of the consummation of the transactions contemplated by the EPA.

8.	EXPENSES

The provisions of Section 10.7 (Expenses) of the EPA shall be incorporated in this Put Option Agreement as if set out herein and shall apply mutatis mutandis to this Put Option Agreement, as if such provisions were set out in this Put Option Agreement.

9.	GOVERNING LAW

9.1

The provisions of Section 10.8 (Arbitration; Choice of Law; Consent to Jurisdiction) and Section 10.9 (WAIVER OF JURY TRIAL) of the EPA shall be incorporated in this Put Option Agreement as if set out herein and shall apply mutatis mutandis to this Put Option Agreement, as if such provisions were set out in this Put Option Agreement.

10.	MISCELLANEOUS

The provisions of Section 10.1 (Notices), Section 10.3 (Binding Effect), Section 10.5 (Assignment), Section 10.6 (Severability), and Section 10.10 (Amendment) through Section 10.14 (Non-Recourse) (both inclusive) of the EPA shall apply mutatis mutandis to this Put Option Agreement, as if such provisions were set out in this Put Option Agreement.

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We look forward to working together towards the completion of this Contemplated Transaction.

/s/ Howard Cheng

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

Represented by:

Howard Cheng (Executive Vice President, Head of Corporate

Development)

Buyer

Signature Page to Put Option Agreement

The Put Option Agreement is countersigned by the Seller Parties exclusively to acknowledge the agreement of the Seller Parties on its provisions and, in particular on undertakings, covenants and obligations of the Seller Parties provided therein (which shall be binding on them as from the date hereof). In no event shall such signature be construed as an exercise of the Put Option by the Seller Parties, which shall only result from the delivery by the Seller Parties of an Exercise Notice to the Buyer in accordance with the Put Option Agreement.

/s/ Michael Noonan
TRIPADVISOR, INC.
Represented by Michael Noonan, Chief Financial Officer
Parent

/s/ Linda C. Frazier
TRIPADVISOR UK HOLDCO LIMITED
Represented by Linda C. Frazier, Director
Seller

/s/ Linda C. Frazier
LF HOLDINGS (FRANCE) SAS
Represented by Linda C. Frazier, Director
Company

Signature Page to Put Option Agreement

Schedule A

Equity Purchase Agreement

FINAL FORM

EQUITY PURCHASE AGREEMENT

BY AND AMONG

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

TRIPADVISOR UK HOLDCO LIMITED

LF HOLDINGS (FRANCE) SAS

and

TRIPADVISOR, INC.

[•], 2026

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A – EXAMPLE CLOSING NET WORKING CAPITAL CALCULATION

EXHIBIT B – ACCOUNTING PRINCIPLES

EXHIBIT C – TRANSITION SERVICES AGREEMENT

EXHIBIT D – SANCTIONS SCREENING INTEGRATION SPECIFICATIONS

EXHIBIT E – CUSTOMER & END USER DATA FILE TEMPLATE

EXHIBIT F – TSA PRINCIPLES

SCHEDULES

DISCLOSURE SCHEDULE

SCHEDULE A – AMENDMENTS TO EXISTING PARTNERSHIP AND CONTENT LICENSING AGREEMENTS

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (the “Agreement”) is dated as of [•], 2026 (the “Agreement Date”), by and among Tripadvisor, Inc., a Nevada corporation (“Parent”), TRIPADVISOR UK HOLDCO LIMITED, a private limited company incorporated in England and Wales with registered number 08279085 and registered address at 10 Norton Folgate, London E1 6DB (the “Seller”), LF HOLDINGS (FRANCE) SAS, a French simplified joint stock company (société par actions simplifiée), registered with the Trade and Companies Registry of Paris under number 803 696 509 and with registered address at 70 rue Saint-Lazare – 75009 Paris, France (the “Company”), and American Express Travel Related Services Company, Inc., a New York corporation (“Buyer”). For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings specified in Article I.

RECITALS:

WHEREAS, the Seller is the owner of all of the issued and outstanding Equity Interests of the Company (the “Shares”);

WHEREAS, on June 14, 2026 (the “Put Option Date”), following thorough satisfactory due diligence and the discussions and negotiations of the terms of this Agreement by the parties hereto, Buyer and Seller entered into a put option agreement relating to the acquisition by Buyer of the Shares from the Seller pursuant to the terms and subject to the conditions of this Agreement (the “Put Option Agreement”);

WHEREAS, on [•], 2026, following completion of information and consultation procedures with the French works council in accordance with the Put Option Agreement, Seller has decided to exercise the put option pursuant to the Put Option Agreement;

WHEREAS, Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to Buyer, the Shares pursuant to the terms of this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, certain of the Buyer, Seller and their respective Affiliates, as applicable, desire to enter into that certain Transition Services Agreement, in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which meanings shall be equally applicable to both the singular and plural forms.

“Accounting Principles” means the accounting principles, practices, procedures, policies, methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, techniques and valuation and estimation methods as detailed in Exhibit B.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under Common Control with such Person.

“Ancillary Agreements” means the Transition Services Agreement and Content Licensing Amendment Agreement.

“Anti-Corruption Laws” means, with respect to any Person, any applicable Law relating to anti-bribery and anti-corruption (governmental or commercial) in any jurisdiction in which any Group Company is registered or conducts its business, including (i) anti-corruption provisions under French criminal law (including, if applicable, the provisions of French law No. 2016-1691 of December 9, 2016 relating to transparency, fight against corruption and modernization of economic life known as “Loi Sapin 2”), (ii) anti-corruption directives and regulations of the European Union, as implemented into the domestic law of its member states, (iii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) the UK Bribery Act 2010, and (v) any other legislation adopted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, to the extent applicable to such Person and its operations.

“Anti-Money Laundering Laws” means, with respect to any Person, any applicable Law and codes of practice relating to anti-money laundering and/or the financing of terrorism in any jurisdiction in which any Group Company is registered or conducts its business, including (i) the EU Anti-Money Laundering Directives (including Directive (EU) 2024/1640) and Regulation (EU) 2024/1624, and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, (ii) applicable provisions under French criminal Law (especially those under Book III, Title II, Chapter IV of the Code pénal, Article 421-2-2 of the Code pénal as well as those under Book V, Title VI of the Code monétaire et financier), and (iii) applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, to the extent applicable to such Person and its operations.

“Assigned Intellectual Property” has the meaning set forth in Section 6.13(b).

“Assumed Benefit Plan” means each Benefit Plan for which liabilities or assets transfer to Buyer or its Affiliates pursuant to any applicable Law or as a result of the consummation of the transactions contemplated hereby.

“Benefit Plan” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, or other equity or equity-based plans, programs or arrangements, (iv) all supplemental retirement, severance, sabbatical, medical, dental vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code, or appropriate equivalent thereof), vacation, dependent care (Section 129 of the Code, or appropriate equivalent thereof), life insurance or accident insurance plans, programs or arrangements, (v) all bonus, commission, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (vi) all other fringe or employee benefit plans, programs or arrangements and (vii) all offer letters, employment, individual consulting agreements which provide for retention, change of control or severance benefits which exceed the benefits provided under applicable Law; in each case that (1) are sponsored, maintained or contributed to by a Group Company, (2) in which any Company Employee is eligible to participate or is a party to regardless of the sponsoring entity, or (3) with respect to which a Group Company has or may have liability (whether actual or contingent).

“Business” means the business of the Company and its Subsidiaries as conducted by or on behalf of the Company and its Subsidiaries as of the Put Option Date, which includes, but is not limited to, the reservation booking, payment processing, guest and table management platforms for restaurants and similar venues as set forth on thefork.com and its related websites, applications, Software, services and platforms, including the “TheFork Pay” service.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, London, England or Paris, France are authorized or required by Law to remain closed.

“Cash” means, in each case as calculated in accordance with the Accounting Principles, the sum of all cash and cash equivalents of the Group Companies (other than any Group Company that is undergoing or subject to any dissolution, liquidation or winding-up proceeding), as of a particular date, net of the aggregate amount of outstanding checks issued by the Group Companies as of the particular date of determination and inclusive of the aggregate amount of checks received by the Company that have not been deposited or cleared. Notwithstanding the foregoing, (i) Cash shall include (A) an amount equal to $10,000,000 in respect of the Eatigo Loan Agreement, (ii) Cash shall exclude any Restricted Cash and (iii) in determining the amount of Cash, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date.

“Closing Net Working Capital” means an amount equal to (A) current assets, excluding: (i) Cash and any items included in the definition of Cash, (ii) Restricted Cash, (iii) Tax assets (whether current or deferred), including income Tax assets and deferred Tax assets, (iv) any assets to the extent unrelated to the Business, the Group Companies, or otherwise attributable to the Seller or any of its Affiliates (other than the Group Companies), (v) the aggregate amount of net notes receivable and associated reserves, (vi) any current assets of any Group Company that is undergoing or subject to any dissolution, liquidation or winding-up proceeding of the Group Companies as of immediately prior to the Closing, (vii) amounts outstanding under the Eatigo Loan Agreement, and (viii) contingent financial assets held by any Group Company as referred to in Section 3.4(a) of the Disclosure Schedule, minus (B) current liabilities, excluding: (i) amounts included in Indebtedness and Transaction Expenses, (ii) any liabilities to the extent unrelated to the Business, the Group Companies, or otherwise attributable to the Seller or any of its Affiliates (other than the Group Companies), (iii) any tax provision liabilities related to Bookatable Limited, (iv) any current liabilities of any Group Company that is undergoing or subject to any dissolution, liquidation or winding-up proceeding and (v) Tax liabilities (whether current or deferred) of the Group Companies as of immediately prior to the Closing, in the case of each of the foregoing clauses (A) and (B), calculated in accordance with the Accounting Principles and in the same format as the example set forth in Exhibit A. For the avoidance of doubt, in the event of a conflict between the Accounting Principles and the methodologies utilized in Exhibit A, the Accounting Principles shall prevail.

“Code” means the Internal Revenue Code of 1986, as amended.

“CMA” means the Competition and Markets Authority of the United Kingdom.

“Company Employee” means any Person who was employed by the Group Companies immediately preceding the Closing, including those on vacation or a leave of absence.

“Company Data” means all data and information collected, generated, received or Processed by or on behalf of any Group Company in connection with the marketing, delivery, operation or use of any Company Product or otherwise in connection with the Business, including Personal Information.

“Company Personnel IP Contracts” has the meaning set forth in Section 3.13(b)(viii).

“Company Privacy Commitments” means, collectively, the obligations of the Group Companies under (i) the data privacy and security policies of any Group Company, (ii) Privacy Laws, (iii) any agreements in which any Group Company obtains rights to Personal Information; and (iv) public representations made by or on behalf of any Group Company with regard to the Processing of Personal Information.

“Company Products” means all products, functionalities, services, platforms, applications and websites produced, marketed, licensed, sold, distributed, offered or performed by or on behalf of any Group Company, including the TheFork and TheForkPay applications and platforms, and all products currently or expected to be under development by any Group Company, and any underlying Software source code of any such products, functionality, services, platforms, applications and websites.

“Company Registered Intellectual Property” means all Company-Owned Intellectual Property and all Assigned Intellectual Property, in each case, issued by, registered with, renewed by or the subject of a pending application before any Governmental Body or domain name registrar.

“Company Software” has the meaning set forth in Section 3.13(b)(xiv).

“Company-Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by any Group Company.

“Composite Marks” means any registered or applied-for Marks that incorporate, within one singular composite trademark or domain name registration (or application for registration), any Mark owned by any member of the Seller Group (excluding the Group Companies) together with any Mark owned by any Group Company, including any registered or applied-for Marks consisting of “THEFORK A TRIPADVISOR COMPANY” and “THE FORK A TRIPADVISOR COMPANY” and any foreign language, stylized, logo or spacing variants thereof.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 16, 2026, by and between American Express Travel Related Services Company, Inc. and TripAdvisor LLC.

“Consolidated Group” means an affiliated group as defined in Section 1504 of the Code or Article 223 A of the French Tax Code, as applicable (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is or has been a member.

“Content Licensing Amendment Agreement” has the meaning set forth in Schedule A.

“Contract” means any legally binding (whether oral or written) contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and letters of intent) as of the date hereof, or as may hereafter be in effect.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Disclosure Schedule” means the disclosure schedules to this Agreement delivered by the Seller to Buyer as of the Put Option Date.

“Eatigo Loan Agreement” means that certain Loan Agreement, dated as of April 28, 2020, between La Fourchette (UK) Limited and Eatigo International Pte. Ltd.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Equity Interests” means, with respect to any Person, (i) any capital stock, share, partnership interest, joint venture interest, membership interest, unit or other equity interest, voting security or other ownership interest in such Person, (ii) any security, warrant, option, call right, commitment, conversion privilege, indebtedness, right of exchange, repurchase or redemption or other right convertible into or exercisable or exchangeable for any such equity interest, and (iii) any other right to acquire any such equity interest, in each case of the foregoing (i) – (iii) whether vested or unvested.

“Existing Partnership and Content Licensing Agreements” means, collectively, the Partnership Agreement dated 18 August 2010 (the “Partnership Agreement”), the Content License Agreement dated 1 April 2013 (the “CLA”), and the Content In-License Agreement dated 21 September 2010 (the “CILA”), in each case, between the Parent and/or its applicable Subsidiaries (excluding the Group Companies) and the Company.

“Final Net Working Capital” means the Closing Net Working Capital, as adjusted and finally determined pursuant to Section 2.5.

“Final Purchase Price” means the Base Purchase Price, as adjusted and finally determined pursuant to Section 2.5.

“Fraud” means, with respect to a party, an actual and intentional fraud in respect of the making of any representation or warranty set forth in Article III, IV or V, in the Disclosure Schedule or in any certificate delivered pursuant to this Agreement, with intent to deceive another Party, or to induce that Party to enter into this Agreement and requires (a) a false representation made in Article III, IV or V, in the Disclosure Schedule or in any such certificate, (b) knowledge that such representation is false, (c) an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action and (e) causing such party to suffer damage by reason of such reliance.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any court, tribunal, administrative agency, stock exchange, commission or other regulatory (or self-regulatory) or governmental authority, including any supranational body (including any public international organization, the European Union and any institution, agency or body thereof), the government of any country, state, commonwealth, territory, possession, county or municipality thereof, or the government of any political subdivision, department, instrumentality or unit of any of the foregoing, or any quasi-governmental or self-regulatory body exercising governmental, regulatory, Tax or supervisory authority pursuant to applicable Law.

“Government Official” means any (i) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (ii) political party, political party official or candidate for political office, or (iii) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned or controlled by any Governmental Body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, entered or imposed by any Governmental Body.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Indebtedness” means, without duplication, as to the Group Companies, all indebtedness, whether current or funded, short-term or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums, costs of unwinding, and prepayment or termination penalties, if any, and all other liabilities with respect thereto, including: (i) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness evidenced by a note, bond, debenture, mortgages, or other similar instrument, (iii) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case only to the extent drawn, (iv) any deferred purchase price, earn-out, milestone or other contingent payment obligations of any Group Company arising from any prior acquisition of any business, assets or Equity Interests of any Person, (v) obligations under interest rate and currency swap, hedging or similar agreements designed to provide protection against fluctuations in interest or currency rates, (vi) guarantees of the obligations of the type described in this definition of any other Person, (vii) any accrued and unpaid Tax liabilities of the Group Companies, any overdue or non-recoverable VAT (including related interest and penalties), except with respect to any tax provision liabilities related to Bookatable (except to the extent expected to result in a future cash outlay), (viii) any liabilities of the Group Companies related to digital services taxes, (ix) any dividends or distributions declared but not yet paid by any Group Company to the Seller or any of its Affiliates (other than the Group Companies), (x) any obligation under a lease agreement that is required to be capitalized or treated as a finance lease pursuant to GAAP, (xi) any change-in-control, sale bonus, retention, transaction or similar payments or obligations of any Group Company to any current or former director, officer, employee, consultant or other service provider of any Group Company that become payable or are accelerated as a result of the consummation of the transactions contemplated hereby, (xii) any severance, termination, redundancy, retention, stay or similar payments or obligations of any Group Company to any current or former director, officer, employee, consultant or other service provider of any Group Company arising from any termination of employment or service actioned or required to be accrued for under US GAAP prior to or on the Closing Date (other than any payments or obligations captured by clause (xi) above) (in each case, whether or not accrued), and any unfunded pension or post-employment benefit obligations of any Group Company, and any liabilities in respect of unfunded or underfunded post-retirement medical or nonqualified deferred compensation plans, programs, agreements or arrangements of any Group Company, and in the case of each of clauses (xi) and (xii), together with the employer’s share of any payroll Taxes related to such liabilities or amounts and of any additional contributions or accruals under any Benefit Plan or other agreement resulting from such payments, and (xiii) the net intercompany position of payables and receivables between Parent and any Group Company solely to the extent constituting intercompany financing or funding arrangements, in each case, outstanding immediately prior to Closing and not settled pursuant to Section 6.20; provided that ordinary-course operational intercompany payables and receivables arising from the Existing Partnership and Content Licensing Agreements shall be reflected in Closing Net Working Capital and shall not constitute Indebtedness. For the avoidance of doubt, Indebtedness does not include (A) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case to the extent undrawn, or (B) any obligations associated with operating leases.

“Intellectual Property Rights” means any and all intellectual property rights of any kind, whether registered or unregistered, as they exist throughout the world, including such rights in and to the following: (i) patents and patent applications of any kind (collectively, “Patents”) and rights in inventions (whether or not patentable); (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, domain names, IP addresses, social media handles and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights and author’s rights in both published and unpublished works (including rights in Software and computer programs, user interfaces, and application programming interfaces) (collectively, “Copyrights”), rights in data and databases; (iv) trade secret rights in any information (including inventions, discoveries and invention disclosures (whether or not patented), know-how, formulae, patterns, compilations, programs, devices, methods, strategies, techniques, or processes), in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the computer, information technology and data processing systems, facilities and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services, used by, or in the custody or control, of any Group Company.

“Knowledge” of the Company means the actual knowledge of Almir Ambeskovic, Sandeep Vig, Matteo Frigerio and Linda C. Frazier, together with the knowledge that such individuals would reasonably be expected to have after reasonable inquiry of their direct reports.

“La Fourchette” means La Fourchette SAS, a simplified joint-stock company (société par actions simplifiée) registered in France with the Trade and Companies Register of Paris under number 803 696 509 and with registered address at 70 rue Saint-Lazare, 75009 Paris, France.

“Laws” means, as applicable, any laws, statutes, codes, executive orders, licensing requirements, ordinances, constitution, legislation, treaties, principle of common law, resolution, and any rule, regulation, directive or binding administrative decision of any Governmental Body, including any judgment, Governmental Order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Body having the effect of law in each such jurisdiction, and including any regulation, directive or decision of the European Union or any institution thereof.

“Material Adverse Effect” means any circumstance, event, change, effect, development, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, (y) results in, or would reasonably be expected to result in, a material adverse effect on the business, financial condition, or results of operations of the Group Companies, taken as a whole or (z) would reasonably be expected to prevent the ability of Seller or the Company to consummate the transactions contemplated hereby, in the case of clause (y), except for any such Effects resulting from, in whole or in part: (i) any changes in (A) the global economy generally or the capital or financial markets generally, (B) political conditions generally of any country or jurisdiction in which the Group Companies operate or (C) conditions generally applicable to businesses in the same or similar industries as the Group Companies, (ii) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees, (iii) the identity of Buyer or any of its Affiliates, (iv) any changes or prospective changes in GAAP or in any Laws generally applicable to the Group Companies or in the interpretation thereof, (v) any actions taken or omitted in the course of performing obligations hereunder or which are taken with Buyer’s consent, (vi) any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated hereby, (vii) any matter expressly set forth in the Disclosure Schedule, (viii) any armed hostilities, act of war, terrorism or military actions, or any escalation or worsening of any such armed hostilities, act of war, terrorism or military actions, (ix) any earthquake, hurricane or other natural disaster, weather-related event, pandemic or act of god or (x) any failure by the Group Companies to achieve any earnings or other financial projections or forecasts, in and of itself (but not the underlying causes of such failure, unless such underlying causes would otherwise be excepted from this definition). With respect to clauses (i)(A), (i)(B), (i)(C), (iv), (viii) or (ix) above, any Effect may be taken into account in determining whether or not there has been or will be a “Material Adverse Effect” only to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such Effect as compared to other participants in the industries or markets in which the Company and its Subsidiaries operate.

“Ordinary Course of Business” means, with respect to the Group Companies, the ordinary course of its business consistent with past practice.

“Open Source Software” means any Software that is distributed, licensed or conveyed as free, copyleft, open source, or under similar licensing or distribution models, including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License, BSD licenses, the Apache License, or any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Organizational Documents” means with respect to any Person other than a natural person, its certificate or articles of incorporation, formation or organization and bylaws, charter, operating agreement, regulations, partnership agreement or similar organizational charter or agreement and all other similar instruments or organizational documents (including Kbis extract (extrait Kbis) with respect to French Group Companies).

“Permit” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, declarations, notifications, filings, certificates, variances and similar rights obtained or required to be obtained from Governmental Bodies.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or any other business organization or Governmental Body.

“Personal Information” means, with respect to any Person, any information that allows for identification of such Person and that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Privacy Laws.

“Pillar Two Law” means any law or regulation implementing the OECD Pillar Two Model Rules as may be subsequently revised or replaced from time to time.

“Pillar Two Taxes” means any Taxes imposed under any Pillar Two Law.

“Privacy Laws” means all applicable United States federal and state Laws, and applicable foreign Laws, that regulate or relate to the Processing, privacy or security of Personal Information or relating to direct marketing, e-mails, text messages or telemarketing, including the EU General Data Protection Regulation and UK General Data Protection Regulation and the EU e-Privacy Directive, and all implementing and national laws corresponding to any of the foregoing.

“Process” or “Processing” means, with respect to data (including Personal Information), the access, use, collection, receipt, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, restriction, sharing, disclosure, dissemination, erasure or destruction of such data.

“Post-Closing Tax Period” means any Tax period other than a Pre-Closing Tax Period (including the portion of any Straddle Period that is not a Pre-Closing Tax Period).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Replacement Marks” has the meaning set forth in Section 6.13(f).

“Report” has the meaning set forth in Section 6.21(a)(i).

“Reservation Service Data” has the meaning set forth in Schedule A.

“Restricted Cash” means any cash or cash equivalent that is subject to restrictions or limitations on use or distribution by Law, contract or otherwise, and that constitutes “restricted cash” in accordance with the Accounting Principles, including: (i) deposits in escrow with third parties and (ii) cash, cash equivalents, marketable securities or short-term investments, in each case to the extent securing letters of credit or other payment obligations.

“Restricted Party” means any Person that (i) is listed on any sanctions-related list, restricted party list, or blocked persons list administered or published by any applicable Sanctions Authority, (ii) is a Governmental Body, of a Sanctioned Territory, (iii) is ordinarily located in, organized under the Laws of, or has its principal place of business or the majority of its business operations (measured by revenues) located in, a Sanctioned Territory, (iv) is otherwise the target of any applicable Sanctions, or (v) is directly or indirectly owned 50% or more or, where relevant under applicable Sanctions, Controlled by any Person referred to in clauses (i) through (iv) above.

“Residual Seller Technology” has the meaning set forth in Section 6.13(a).

“Retained Benefit Plan” means each Benefit Plan to the extent it is not an Assumed Benefit Plan.

“Sanctions” means any economic, trade or financial sanctions, restrictive measures, embargoes or similar restrictions enacted, adopted, administrated, imposed or enforced by any applicable Sanctions Authority.

“Sanctions Authority” means (i) the United Nations Security Council, (ii) the European Union, (iii) the United States, through the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), the U.S. State Department or any other applicable governmental agency of the U.S. government (iv) France, including but not limited to the decrees issued jointly by the Minister of the Economy and the Minister of the Interior pursuant to the applicable provisions of the Monetary and Financial Code (Code monétaire et financier), (v) Italy, including, but not limited to, decrees issued by the Italian Ministry of Economy and Finance pursuant to Italian Legislative Decree No. 109 of June 22, 2007, as amended, or (vi) any other relevant governmental authority in which any Group Company is organized or conducts business with jurisdiction to enact, administer or enforce Sanctions applicable to any Group Company.

“Sanctioned Territory” means any country or territory that is, the subject of comprehensive country-wide or territory-wide Sanctions, including but not limited to, as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“Security Incident” means any security breach, cyberattack, ransomware attack, unauthorized access to, or acquisition, modification, alteration, corruption, disclosure, or other unauthorized Processing of, Personal Information, Company Data or the IT Systems.

“Seller Group” means Parent and each of its Subsidiaries.

“Seller Technology” means all works of authorship, computer programs, source code and executable code (whether embodied in Software, firmware or otherwise), user interfaces, application programming interfaces, protocols, architectures, documentation, designs, files, records, data, data structures, databases, inventions (whether or not patentable), inventions, discoveries, improvements, technology, trade secrets, proprietary and confidential information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, algorithms and specifications, in each case owned by, or licensed to, the Seller or any of its Affiliates (other than any Group Company), but excluding any commercial products or services of the Seller or its Affiliates that are generally made available to third parties, and any trademarks of the Seller or its Affiliates.

“Software” means (i) computer programs, including any and all software implementations of algorithms, routines, models and methodologies, whether in source code or object code form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, configurations, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons and (iv) all documentation, including user manuals, programmer notes and other training documentation related to any of the foregoing.

“Shared Contracts” means any Contracts to which Seller or an Affiliate of Seller other than a Group Company is a party and that are used (in whole or in part) in the operation of the Business, including those Contracts set forth in Section 3.23 of the Disclosure Schedule.

“Straddle Period” has the meaning set forth in Section 6.4(f).

“Subsidiary” of a Person means any other Person of which (a) more than 50% of the outstanding voting securities or other Equity Interests are directly or indirectly owned by such first Person or (b) such first Person directly or indirectly possesses the power to elect a majority of the board of directors or other governing body or to direct or cause the direction of the management and policies of such other Person.

“Target Working Capital” means $7,416,952.81; provided that, Buyer and Seller will, between the date hereof and the Closing, consider in good faith any appropriate adjustments to this amount in light of historical monthly variability observed by such parties.

“Tax” means (a) any foreign, federal, state or local taxes, imposts, duties, withholdings, charges, fees, levies or other similar charges of any kind whatsoever imposed by any Governmental Body, including any income, gross receipts, franchise, estimated, minimum, alternative minimum, add on minimum, sales, use, transfer, conveyance, ad valorem, real property gains, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, capital gains, net worth, digital services, social charges, social security, unemployment, disability, national insurance, degrouping, payroll, employment license, customs, or employee or other withholding tax, including any interest, penalties or additions to tax in respect of the foregoing and (b) any liability for the payment of any amount described in clause (a) of another Person or as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Contest” means any audit, court or administrative proceeding, action, suit, investigation, request for information, hearing or other dispute or similar claim in respect of Taxes by or against a Governmental Body that affects a Group Company.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means unpaid third-party fees, costs, and expenses relating to the sale process for the Group Companies or otherwise relating to the negotiation, preparation and execution of this Agreement or the transactions contemplated hereby incurred by or on behalf of the Seller or any Group Company, and for which any Group Company is or may become liable on or prior to the Closing Date, whether or not invoiced, billed or accrued (including (i) fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, attorneys, accountants, investment bankers or similar Persons and (ii) consent or contract termination payments to third parties).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or non-U.S. Law.

“Working Capital Collar” means $250,000; provided that, if the Target Working Capital is adjusted in accordance with the definition thereof, the Working Capital Collar shall also be adjusted to equal 3% of the adjusted Target Working Capital.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
“Accounting Firm”	Section 2.5(c)
“Agreement”	Preamble
“Antitrust Laws”	Section 6.8(a)
“Base Purchase Price”	Section 2.3
“Benefit Plans”	Section 3.9(a)
“Buyer”	Preamble
“Buyer Welfare Plan”	Section 6.3(c)
“Chosen Courts”	Section 10.8
“Closing”	Section 2.2(a)
“Closing Date”	Section 2.2(a)
“Company”	Preamble
“Company Copyrights”	Section 3.13(a)
“Company Marks”	Section 3.13(a)
“Company Patents”	Section 3.13(a)
“Continuing Employee”	Section 6.3(a)
“Deal Communications”	Section 10.4(d)
“Delivery Date”	Section 2.5(b)
“Disputed Items”	Section 2.5(c)
“Dispute Notice”	Section 2.5(c)
“Dispute Period”	Section 2.5(c)
“Environmental Laws”	Section 3.15(d)(i)
“Estimated Closing Date Cash”	Section 2.4(a)(i)
“Estimated Closing Date Indebtedness Amount”	Section 2.4(a)(i)
“Estimated Closing Net Working Capital”	Section 2.4(a)(i)
“Estimated Transaction Expenses”	Section 2.4(a)(i)
“Financial Statements”	Section 3.4(a)
“Goodwin”	Section 10.4(a)
“Hazardous Material”	Section 3.15(d)(iv)
“Lease” or “Leases”	Section 3.10(b)
“Leased Real Property”	Section 3.10(b)

Term	Section
“Liens”	Section 2.1
“Material Contracts”	Section 3.12(b)
“Negative Adjustment Amount”	Section 2.5(f)
“Non-Party” or “Non-Parties”	Section 10.14(a)
“Permitted Removal”	Section 10.4(g)
“Positive Adjustment Amount”	Section 2.5(e)
“Pre-Closing Tax Contest”	Section 6.4(e)(ii)
“Preliminary Closing Cash Amount”	Section 2.5(b)
“Preliminary Closing Net Working Capital”	Section 2.5(b)
“Preliminary Closing Indebtedness Amount”	Section 2.5(b)
“Preliminary Purchase Price”	Section 2.5(b)
“Preliminary Transaction Expenses Amount”	Section 2.5(b)
“Privileged Deal Communications”	Section 10.4(d)
“Purchase Price Statement”	Section 2.5(b)
“Put Option Agreement”	Recitals
“Put Option Date”	Recitals
“Recourse Theory”	Section 10.14(a)
“Related Entities”	Section 10.14(a)
“Release”	Section 3.15(d)(v)
“Residual Communication”	Section 10.4(g)
“Securities Act”	Section 5.3(a)
“Seller”	Preamble
“Seller Group Tax Return”	Section 6.4(a)(i)
“Seller Parties”	Section 10.4(a)
“Shares”	Recitals
“Straddle Period Tax Contest”	Section 6.4(e)(ii)
“Tax Attribute”	Section 3.8(a)
“Termination Date”	Section 8.1(b)
“Third Party Employer”	Section 3.11(d)
“Transfer Taxes”	Section 6.4(d)
“Tripadvisor”	Section 6.11(a)
“Tripadvisor PSU”	Section 6.11(b)
“Tripadvisor RSU”	Section 6.11(a)

Section 1.2 Interpretation. For purposes of this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (ii) the word “or” is used in the inclusive sense of “and/or”, (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and (iv) the words “made available” mean that the relevant documents or other materials were posted to (and properly indexed within) the electronic data room maintained on behalf of the Seller in connection with the transactions contemplated hereby no later than two (2) Business Days prior to the Put Option Date. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, plan or other document means such agreement, instrument, plan or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, (iv) words of any gender include each other gender and neutral forms of such words, (v) words using the singular or plural number also include the plural or singular number, respectively, and (vi) references to any Person include the predecessors, successors and permitted assigns of that Person. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. The symbol “$” refers to United States Dollars.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Agreement to Sell and Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to Buyer (or any wholly owned Subsidiary of Buyer designated by Buyer in writing), the Shares for an aggregate cash purchase price equal to the Base Purchase Price, subject to adjustment pursuant to the terms of this Agreement, free and clear of any and all liens, mortgages, options, charges, pledges, security interests (including nantissements and similar pledges over receivables or business assets), deeds of trust, rights of first refusal, rights of first offer, easements, rights of way, conditional sale or title retention agreements (including retention of title clauses or réserve de propriété), statutory privileges (privilèges) or preferential rights, encumbrances or restrictions of any kind or nature (“Liens”) other than restrictions on transfer as imposed by applicable securities Laws.

Section 2.2 Closing; Closing Deliveries.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via the electronic exchange of documents and signatures, no later than the fifth (5th) Business Day after the satisfaction or waiver of all conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and/or place as the parties hereto may mutually agree to in writing; provided that if the Closing Date would otherwise occur on a date that is ten (10) Business Days or fewer from the end of any fiscal quarter of Buyer, then Buyer may, by written notice to the Seller delivered at least two (2) Business Days prior to the then-applicable Closing Date, elect that the Closing shall occur on the first Business Day of the immediately following month. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At or prior to the Closing, the Seller will deliver to Buyer:

(i) certificate of good standing (certificat de non-faillite) with respect to the Company issued by the clerk of the commercial court of Paris (greffe du tribunal des activités économiques de Paris), issued as of the date on which the schedule is delivered pursuant to Section 2.4(a);

(ii) a certified copy, dated as of the Closing Date, of (A) the Organizational Documents of the Company, and (B) the resolutions of the board of directors of each of the Parent, the Seller and the Company authorizing the execution, delivery and performance of this Agreement and each applicable Ancillary Agreement and the transactions contemplated hereby and thereby;

(iii) a duly completed, executed and dated (i) share transfer form (ordre de mouvement) and (ii) reiterative deed (acte réitératif), relating to the sale of the Shares in favor of the Buyer and specifying that the transfer of ownership of the Shares shall occur on the Closing Date;

(iv) the updated share transfer registers (registres des mouvements de titres) and shareholders’ accounts (comptes d’actionnaires) of the Company;

(v) a counterpart of each Ancillary Agreement to which Parent, Seller or any of their respective Affiliates is a party, duly executed on behalf of Seller or such Affiliates;

(vi) the certificate contemplated by Section 7.2(e); and

(vii) all books, records, files, documents, correspondence and other materials (whether in physical or electronic form) to the extent related to the Business or the Group Companies, to the extent in the possession or control of the Seller or any of its Affiliates (other than the Group Companies) as of the Closing and not already in the possession of the Group Companies.

(c) At or prior to the Closing, Buyer will deliver to the Seller:

(i) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(ii) a certified copy, dated as of the Closing Date, of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each applicable Ancillary Agreement and the transactions contemplated hereby and thereby;

(iii) a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates; and

(iv) the certificate contemplated by Section 7.3(c).

Section 2.3 Purchase Price. The aggregate cash purchase price to be paid by Buyer to the Seller at the Closing for the Shares (the “Base Purchase Price”) will be equal to:

(a) $700,000,000;

(b) minus the amount, if any, by which Estimated Closing Net Working Capital is less than the Target Working Capital;

(c) plus the amount, if any, by which Estimated Closing Net Working Capital is greater than the Target Working Capital;

(d) minus the Estimated Closing Date Indebtedness Amount;

(e) minus the Estimated Transaction Expenses; and

(f) plus the Estimated Closing Date Cash.

The Base Purchase Price shall be paid to the Seller as provided in Section 2.4 and shall be subject to adjustment as provided in Section 2.5. For the avoidance of doubt, no items included in the definitions of Closing Net Working Capital, Cash, Indebtedness, or Transaction Expenses shall be double counted for purposes of calculating the Base Purchase Price or Final Purchase Price hereunder.

Section 2.4 Payment of Base Purchase Price.

(a) Not less than five (5) Business Days prior to the Closing, the Seller will prepare and deliver to Buyer a schedule, which schedule shall contain:

(i) an estimate of the Closing Net Working Capital (“Estimated Closing Net Working Capital”), an estimate of the amount of Indebtedness of the Group Companies determined as of immediately prior to the Closing (the “Estimated Closing Date Indebtedness Amount”), an estimate of the amount of Transaction Expenses determined as of immediately prior to the Closing (the “Estimated Transaction Expenses”) and an estimate of the amount of Cash of the Group Companies determined as of immediately prior to the Closing (the “Estimated Closing Date Cash”) (in each case, prepared in accordance with the Accounting Principles and the Example Closing Net Working Capital Calculation and, to the extent practicable, based on the most recently available month-end financial information of the Group Companies prior to the Closing Date); and

(ii) a calculation of the Base Purchase Price, including each of the components thereof.

(b) Without limiting Section 2.4(a) or Section 6.9, Seller shall provide to Buyer, together with the schedule delivered pursuant to Section 2.4(a) and Seller’s resulting calculation of the Base Purchase Price, reasonable supporting documentation, information and calculations to the extent reasonably necessary for Buyer to verify and determine the calculations, amounts and other matters set forth in the schedule delivered pursuant to Section 2.4(a). If Buyer notifies Seller in writing that there are reasonably apparent errors in the schedule delivered pursuant to Section 2.4(a) and resulting calculation of the Base Purchase Price, Buyer and Seller shall discuss such errors in good faith and Seller shall consider such comments in good faith and shall correct any such errors agreed by Buyer and Seller prior to Closing.

(c) At the Closing, Buyer shall pay, by wire transfer of immediately available funds:

(i) to the Seller, to an account specified in writing by the Seller not less than five (5) Business Days prior to the Closing, an amount equal to the Base Purchase Price;

(ii) to the Persons entitled thereto, the Estimated Transaction Expenses; and

(iii) to the Persons entitled thereto, the Estimated Closing Date Indebtedness Amount (other than any amounts constituting Taxes).

Section 2.5 Post-Closing Adjustment to Base Purchase Price.

(a) For purposes of determining any final adjustments to the Base Purchase Price in accordance with the process specified in this Section 2.5:

(i) Any amount by which the Final Net Working Capital (A) exceeds the Estimated Closing Net Working Capital used in determining the Base Purchase Price for purposes of Section 2.3 plus the Working Capital Collar or (B) is less than the Estimated Closing Net Working Capital used in determining the Base Purchase Price for purposes of Section 2.3 minus the Working Capital Collar, shall be an increase or reduction, as applicable, in determining the Final Purchase Price.

(ii) Any amount by which the Indebtedness of the Group Companies as of immediately prior to the Closing as finally determined in accordance with this Section 2.5 exceeds or is less than the Estimated Closing Date Indebtedness Amount used in determining the Base Purchase Price for purposes of Section 2.3 shall be a reduction or increase, as applicable, in determining the Final Purchase Price.

(iii) Any amount by which the Transaction Expenses as of immediately prior to the Closing as finally determined in accordance with this Section 2.5 exceeds or is less than the Estimated Transaction Expenses used in determining the Base Purchase Price for purposes of Section 2.3 shall be a reduction or increase, as applicable, in determining the Final Purchase Price.

(iv) Any amount by which the Cash of the Group Companies as of immediately prior to the Closing as finally determined in accordance with this Section 2.5 exceeds or is less than the Estimated Closing Date Cash used in determining the Base Purchase Price for purposes of Section 2.3 shall be an increase or reduction, as applicable, in determining the Final Purchase Price.

(b) As promptly as reasonably practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller: (i) a statement of the amount of the Closing Net Working Capital (the “Preliminary Closing Net Working Capital”), the amount of the Indebtedness of the Group Companies as of immediately prior to the Closing (the “Preliminary Closing Indebtedness Amount”), the amount of Transaction Expenses as of immediately prior to the Closing (the “Preliminary Transaction Expenses Amount”) and the amount of the Cash of the Group Companies as of immediately prior to the Closing (the “Preliminary Closing Cash Amount”), and (ii) based on the Preliminary Closing Net Working Capital, Preliminary Closing Indebtedness Amount, Preliminary Transaction Expenses Amount and Preliminary Closing Cash Amount and Buyer’s calculation of any resulting adjustments to the Base Purchase Price in accordance with Section 2.5(a), the proposed final purchase price for the Shares proposed by Buyer (the “Preliminary Purchase Price”). The date on which all the above items (the “Purchase Price Statement”) are delivered to the Seller is referred to herein as the “Delivery Date.” All of the items comprising the Purchase Price Statement shall be prepared in accordance with the Accounting Principles. The parties agree that the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies shall not be permitted in connection with preparing the Purchase Price Statement. Furthermore, the calculation of the items comprising the Purchase Price Statement and any proposed adjustment to the Base Purchase Price contemplated by this Section 2.5 shall not take into account any changes in the Closing Net Working Capital, Cash or Indebtedness resulting from the consummation of the transactions contemplated by this Agreement on the Closing Date. If Buyer fails to timely deliver the Purchase Price Statement in accordance with this Section 2.5(b), then the Seller may, at its election, either (i) treat the estimates delivered pursuant to Section 2.4(a)(i) as the final Purchase Price Statement for all purposes hereunder (such that the Base Purchase Price shall become the Final Purchase Price) or (ii) treat such estimates as the Purchase Price Statement delivered by Buyer pursuant to this Section 2.5(b), in which case, Seller shall be entitled to all dispute and other rights set forth in the remainder of this Section 2.5 with respect thereto.

(c) The Seller shall have thirty (30) days following the Delivery Date (the “Dispute Period”) to review the Purchase Price Statement. If the Seller has any objections to the Purchase Price Statement, the Seller shall deliver to Buyer a statement setting forth its objections thereto (a “Dispute Notice”), which shall identify in reasonable detail those items and amounts to which the Seller objects (the “Disputed Items”). If a Dispute Notice is not delivered to Buyer during the Dispute Period, the calculation of the Preliminary Purchase Price set forth in the Purchase Price Statement shall be deemed accepted and agreed to by the Seller and shall be final and binding as the Final Purchase Price for purposes of this Agreement and shall be non-appealable by the parties hereto. If the Seller delivers a Dispute Notice to Buyer, Buyer and the Seller shall attempt to resolve the Disputed Items within thirty

(30) days after delivery of the Dispute Notice. If Buyer and the Seller so resolve any Disputed Items, the calculation set forth in the Purchase Price Statement, in each case as adjusted for any Disputed Items that are so resolved by Buyer and the Seller, shall be final and binding as the Final Purchase Price for purposes of this Agreement and shall be non-appealable by the parties hereto. If Buyer and the Seller are unable to resolve any Disputed Items within such thirty (30) day period, Buyer and the Seller shall mutually engage and submit such Disputed Item(s) (and only the Disputed Item(s)) to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an independent, nationally recognized accounting or consulting firm or other arbitrator with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution which is mutually acceptable to Buyer and the Seller (the “Accounting Firm”); provided, that if the Seller and Buyer are unable to agree on such a firm or other arbitrator that will accept such appointment within ten (10) Business Days, either the Seller or Buyer may request that JAMS appoint a firm or other arbitrator that (i) meets the foregoing criteria and (ii) has not had a material relationship with any of the parties in the preceding two years, and, upon such appointment, “Accounting Firm” shall mean such firm. Buyer and the Seller shall each use commercially reasonable efforts to cause the Accounting Firm to resolve any Disputed Items as soon as practicable, but in any event within thirty (30) days after engagement by Buyer and the Seller, and to set forth in a written statement its resolution of such Disputed Items (and no other items or amounts), which resolution shall be based solely on the Accounting Principles and the provisions and standards provided in this Agreement. The parties agree that all communications with or to the Accounting Firm will include the other party and that there will be no ex parte communications with the Accounting Firm (including with the personnel of the Accounting Firm assigned to resolve such disputes) with respect to any dispute. The determination of the Accounting Firm with respect to any Disputed Item shall be no greater than the higher amount calculated by Buyer or the Seller, as the case may be, and no less than the lower amount calculated by Buyer or the Seller, as the case may be. The calculation set forth in the Purchase Price Statement, in each case after giving effect to any adjustment by Buyer and the Seller and to the resolution of any remaining Disputed Items by the Accounting Firm, shall be final and binding as the Final Purchase Price for purposes of this Agreement. The Accounting Firm’s determination under this Section 2.5(c) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the party against which such determination is to be enforced. Each party shall bear its own costs and expenses in connection with this Section 2.5(c). The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Seller so that the amount of fees and expenses paid by the Seller, with the remainder of such amount being paid by Buyer, shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller (as determined by the Accounting Firm) and the denominator of which is the total value disputed by the Seller.

(d) Buyer shall make available to the Seller (and its representatives) and, if applicable, the Accounting Firm, such employees of the Company and books, records and other information (including work papers) as any of the foregoing may reasonably request in order to review the Purchase Price Statement and the calculation of the Preliminary Purchase Price set forth therein, and any Disputed Items submitted to the Accounting Firm.

(e) If the Final Purchase Price exceeds the Base Purchase Price (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), Buyer shall pay the Positive Adjustment Amount to the Seller by wire transfer of immediately available funds to the account designated by the Seller.

(f) If the Base Purchase Price exceeds the Final Purchase Price (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), the Seller shall pay the Negative Adjustment Amount to Buyer by wire transfer of immediately available funds to the account designated by Buyer.

(g) The parties agree for purposes of tax reporting to treat any Positive Adjustment Amount or Negative Adjustment Amount as an adjustment to the Base Purchase Price, unless otherwise required by applicable Laws.

Section 2.6 Withholding. The Parties shall be entitled to deduct and withhold (or cause to be deducted or withheld) amounts payable pursuant to this Agreement as required by Law relating to Tax. To the extent such amounts are deducted or withheld and timely paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. If a Party intends to deduct or withhold from amounts payable pursuant to this Agreement, then that Party shall use commercially reasonable efforts to (i) notify the person that such amount is payable to pursuant to this Agreement at least five (5) Business Days prior to such deduction or withholding from such amount, and (ii) discuss in good faith with such person to reduce or eliminate such withholding or deduction obligation (including allowing such person to deliver any forms, certificates, or other evidences as would reduce or eliminate such deduction or withholding).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of Seller and Parent hereby jointly and severally represents and warrants to Buyer, on behalf of itself and each of the Group Companies, as set forth below, it being understood and agreed that except as set forth in the corresponding sections or subsections of the Disclosure Schedule, any disclosure set forth in one section or subsection of the Disclosure Schedule shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure:

Section 3.1 Organization; Power and Authority; Capital Structure.

(a) Each Group Company is duly organized, validly existing and in good standing (or its equivalent) under the Law of its jurisdiction of organization. Each Group Company is duly qualified to do business and in good standing (or its equivalent) in each jurisdiction in which it leases or owns real property or conducts business and is required to so qualify, except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Prior to the Put Option Date, the Company has made available to Buyer true and correct copies of the Organizational Documents of each Group Company. Each Group Company has all requisite organizational power and authority necessary to own, lease, operate and use its respective assets and carry on its business as currently conducted.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each applicable Ancillary Agreement, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be at or prior to the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Company has not issued any Equity Interest other than the Shares, all of which are issued and outstanding and are legally and beneficially owned by the Seller, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. The Shares have been properly allotted and issued, are fully paid or credited as fully paid and were not issued in violation of any Law, contract, pre-emption rights or other rights of any Person or the Organizational Documents of the Company. There are no outstanding subscriptions, options, warrants, commitments, pre-emption rights, agreements, arrangements or commitments of any kind (including long term incentive plans such as stock-options or actions gratuites) to which the Company is a party relating to the allotment or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares or other Equity Interests of the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any shares or other Equity Interests of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

Section 3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth (a) the name and jurisdiction of incorporation, formation or organization (as applicable) of each of the Company’s Subsidiaries, (b) the number of authorized, issued and outstanding Equity Interests of each of the Company’s Subsidiaries, the names of the holder(s) thereof (beneficially and of record) and the number of Equity Interests held by each such holder, and (c) each Group Company that is undergoing or subject to any dissolution, liquidation or winding-up proceeding as of the Put Option Date, together with a description of the status of such proceeding. All of the outstanding Equity Interests of the Company’s Subsidiaries have been properly allotted and issued and are fully paid or credited as fully paid (to the extent such concepts are applicable to such Equity Interests), and the Company’s Subsidiaries do not have any issued or outstanding Equity Interests other than those listed on Section 3.2 of the Disclosure Schedule. Except as set forth on Section 3.2 of the Disclosure Schedule, there are no rights, agreements, arrangements or commitments of any kind relating to the issued or unissued Equity Interests of any Subsidiary of the Company or obligating Seller or any Group Company to issue or sell any Equity Interests of, or any other interest in, any Subsidiary of the Company. All of the Equity Interests of the Company’s Subsidiaries are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. Except as set forth on Section 3.2 of the Disclosure Schedule, no Group Company owns, directly or indirectly, or holds the right to acquire, any Equity Interest in any other Person. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Subsidiary of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Equity Interests of any Subsidiary of the Company. With respect to each Group Company identified in Section 3.2(c) of the Disclosure Schedule as undergoing or subject to any dissolution, liquidation or winding-up proceeding: (i) such proceeding has been conducted in compliance in all material respects with all applicable Laws, and (ii) no material claims have been asserted or threatened in writing against such Group Company in connection with or arising out of such dissolution, liquidation or winding-up proceeding.

Section 3.3 No Conflict; Consents.

(a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not (i) violate, conflict with, result in a default under (whether after the giving of notice, lapse of time or both), accelerate any obligation under, require the consent, approval, or authorization of any Person under, or give rise to a right of termination of, or require any notice under, any material contract, agreement, permit, license, authorization or obligation to which any Group Company is a party or by which any Group Company’s assets are bound; (ii) conflict with, or result in any violation of, any provision of the Organizational Documents of any Group Company; or (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any Governmental Order of, or any restriction imposed by, any court or other Governmental Body material to any Group Company, except, in the case of clauses (i) and (iii), for any such conflicts, defaults or violations that have not had, and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, no material notice to, declaration, registration, or filing with, Governmental Order issued by, or consent, permit, or approval of, any Governmental Body or other Person is required by or with respect to any Group Company in connection with the execution and delivery by the Company of this Agreement or any Ancillary Agreement or the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

Section 3.4 Financial Statements.

(a) The Company has made available to Buyer the unaudited consolidated statements of income, balance sheets and statements of cash flows of the Group Companies for the periods (x) from January 1, 2024 and ended on December 31, 2024, (y) from January 1, 2025 and ended on December 31, 2025, and (z) from January 1, 2026 and ended on March 31, 2026, correct and complete copies of which are attached hereto as Section 3.4(a) of the Disclosure Schedule (collectively, the “Financial Statements”). Section 3.4(a) of the Disclosure Schedule sets forth a description of the material contingent financial assets held by the Group Companies.

(b) The Financial Statements are derived from and in accordance with the books and records of the Group Companies and present fairly in all material respects the consolidated financial condition and results of operations of the Group Companies as of the dates and for the periods covered thereby, subject to normal and recurring year-end adjustments and to the absence of footnotes in the case of any such Financial Statements that are unaudited. The Financial Statements were prepared in conformity with the Accounting Principles.

(c) The Group Companies have established and adhere to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting. There is not, and during the last three (3) years, there has not been, (i) any significant deficiency or weakness in the system of internal accounting controls used by the Company or its Subsidiaries; (ii) any fraud or wrongdoing by any management employee or other employee of the Company or its Subsidiaries who has or had a role in the preparation of financial statements or the internal controls used by the Company or its Subsidiaries, or (iii) any written or, to the Knowledge of the Company, oral claim or allegation regarding any of the foregoing.

(d) Section 3.4(d) of the Disclosure Schedule sets forth all outstanding indebtedness for borrowed money of the Group Companies as of the Put Option Date.

(e) All accounts receivable of the Group Companies shown in the Financial Statements or arising after the Put Option Date (a) are bona fide and valid receivables arising from sales actually made or services actually performed and arose in the Ordinary Course of Business and (b) are not subject to any material setoffs, counterclaims, credits or other offsets. No Person has any Lien (other than Permitted Liens) on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by any Group Company with respect to any accounts receivable.

Section 3.5 Absence of Undisclosed Liabilities. No Group Company has any material liabilities, obligations or commitments (individually or in the aggregate) of any nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or otherwise) of the type which would be required under GAAP to be recorded or disclosed on the consolidated financial statements of the Group Companies, other than those (a) reflected on the most recent Financial Statements, (b) which have arisen after the date of the most recent Financial Statements in the Ordinary Course of Business of the Group Companies that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of a contract or warranty or any infringement, tort or violation of Law, (c) arising under contracts entered into in the Ordinary Course of Business (and, for the avoidance of doubt, none of which is a liability for breach thereof), or (d) incurred in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby. Except for liabilities reflected in the Financial Statements, the Group Companies do not have any off-balance sheet liability required by GAAP to be disclosed, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Group Company. All reserves that are set forth in or reflected in the Financial Statements, if any, have been established in accordance with GAAP consistently applied. For the avoidance of doubt, liabilities to the extent reflected in the calculation of Closing Net Working Capital, Indebtedness or Transaction Expenses in accordance with this Agreement shall not constitute undisclosed liabilities for purposes of this Section 3.5.

Section 3.6 Operating in Ordinary Course of Business. Except as set forth in Section 3.6 of the Disclosure Schedule, from December 31, 2025, until the Put Option Date: (i) the Group Companies have operated only in the Ordinary Course of Business, (ii) there has not occurred any Material Adverse Effect, and (iii) no Group Company has taken any action that would constitute a breach of Section 6.1 if such action were taken by such Group Company without the written consent of Buyer during the period between the Put Option Date and the Closing Date.

Section 3.7 Litigation. As of the Put Option Date, neither the Seller nor any of its Affiliates (to the extent relating to the Business), nor any Group Company (nor any properties or assets of any Group Company) is: (a) subject to any material pending litigation, action, suit, proceeding, claim, arbitration, mediation, administrative or regulatory investigation or proceeding (each a “Legal Proceeding”), (b) to the Company’s Knowledge, the subject of any threatened (in writing) material Legal Proceeding, or (c) subject to any material outstanding (or threatened) Governmental Order. In addition, (x) no Law or Governmental Order has been enacted, entered, issued, enforced or made applicable to the transactions contemplated by this Agreement by any Governmental Body that prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby and (y) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened in writing, that seeks to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 3.8 Taxes.

(a) Except as set forth in Section 3.8 of the Disclosure Schedule:

(i) All income and other material Tax Returns required to be filed by or in respect of each Group Company have been timely filed, taking into account any extension of time to file granted to or obtained on behalf of such Group Company and are true and correct in all material respects;

(ii) Each Group Company has paid or caused to be paid all material Taxes required to be paid by or in respect of such Group Company;

(iii) There are no material Liens (other than Permitted Liens) for Taxes on the assets of any Group Company;

(iv) There are no material Tax Contests pending or threatened in writing with respect to any Group Company;

(v) Each Group Company has withheld and paid to the appropriate Governmental Body all material Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party, and has complied with all material reporting requirements with respect to such amounts;

(vi) No written claim has been made by a Governmental Body in a jurisdiction in which a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to Tax of such type in that jurisdiction;

(vii) No Group Company has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(viii) No Group Company has ever participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any arrangements reportable under any legislation transposing the DAC 6 Directive (Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements), or any arrangements deemed abusive under any legislation transposing the Anti-Tax Avoidance Directive (Council Directive (EU) 2016/1164 of 12 July 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market) or, in either case, their equivalent under applicable U.K. law.

(ix) Neither the IRS nor any other Governmental Body has asserted by written notice to any Group Company any deficiency or claim for any amount of additional Taxes which such asserted deficiency or claim has not yet been resolved; and

(x) No Group Company has (a) consented to extend the time in which any Tax may be assessed or collected by any taxing authority or waived any statute of limitations with respect to Taxes, which extension or waiver remains in effect; (b) requested an extension of time within which to file a Tax Return that has not since been filed, other than extensions that are automatically granted as a matter of law; or (c) executed or filed any power of attorney with respect to Taxes.

(xi) No Group Company has any liability for Taxes of another person under Treasury regulations section 1.1502-6 or any corresponding or similar Law, or as a transferee or successor, or by contract, assumption or otherwise, and no Group Company is or has been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes (other than those consisting solely of Group Companies);

(xii) The Group Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period; (B) the consummation of the transactions contemplated hereby; (C) agreement with a Governmental Body executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

(xiii) Each Group Company is, and has at all times been, a resident for Tax purposes only in the jurisdiction of its organization and has never been treated as resident nor maintained any taxable presence in any other jurisdiction for any Tax purpose;

(xiv) No Group Company is a member of a Consolidated Group or would exit a Consolidated Group as a result of the consummation of the transactions contemplated hereby; and

(xv) No Group Company is or has at any time been, and is not expected to be, liable for any Pillar Two Taxes or any Qualified Domestic Minimum Top-Up Tax (such term being construed in accordance with the OECD Pillar Two Model Rules), except for liabilities that, in the aggregate, do not exceed $10,000.

The Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of any Group Company, including but not limited to net operating losses (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates to utilize such Tax Attributes after the Closing.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Disclosure Schedule sets forth (i) each Assumed Benefit Plan and (ii) each Retained Benefit Plan, identifying for each such plan the entity that sponsors, maintains or contributes to such plan.

(b) The Company has made available to Buyer true, correct and complete copies of material Benefit Plans and related plan documents (including, as applicable, trust documents, insurance policies or material contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto).

(c) Neither any Group Company nor any of their respective ERISA Affiliates sponsors, maintains, participates in or contributes to (or is obligated to contribute to), or in the past six (6) years has sponsored, established, maintained, participated in, contributed to (or been obligated to contribute to) or otherwise incurred any obligation or liability under or with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “defined benefit” or “cash balance” or similar pension plan that is maintained or qualified under a law outside of the United States, (iii) any “multiemployer plan”, as defined in Section 3(37) of ERISA, or (iv) any “multiple employer plan” as defined in Section 413(c) of the Code.

(d) Except as set forth in Section 3.9(d) of the Disclosure Schedule, none of the Benefit Plans promises or provides for retiree or post-employment medical, life, health insurance or other welfare benefits for any participant or any beneficiary of a participant, except as may be required by applicable Law.

(e) Each Benefit Plan is and has been administered in all material respects in accordance with applicable Laws and its terms, and the Group Companies have performed, in all material respects, all obligations required to be performed by them under each Benefit Plan. Each Benefit Plan that is intended to qualify for any particular favorable Tax treatment meets all of the requirements for such treatment and has obtained all approvals of all relevant Governmental Bodies that are necessary to qualify for such Tax treatment. The Group Companies have made or properly accrued all contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses payable to or in respect of each Benefit Plan that are due under the terms thereof and in accordance with applicable Law. There are no pending or, to the Company’s Knowledge, threatened suits, administrative proceedings, actions, litigation or claims with respect to any Benefit Plan, other than routine claims for benefits provided for by the Benefit Plans and appeals of such claims.

(f) Except as expressly contemplated by this Agreement or as set forth in Section 3.9(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would be reasonably expected to, either individually or together with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, or natural person independent contractor or consultant of any Group Company under any Benefit Plan, or materially increase any such payment or benefit, (ii) result in the acceleration of the time of payment, vesting or funding of, or materially increase any benefit or compensation of any current or former employee, director, or natural person independent contractor or consultant of any Group Company under any Benefit Plan, (iii) result in the forgiveness in whole or in part of any outstanding loans made by any Group Company to any Person, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code for current or former employee, director, or natural person independent contractor or consultant of any Group Company.

(g) No Group Company has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements, in each case, in all material respects. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(i) All Benefit Plans that are subject to the Laws of any jurisdiction outside the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Benefit Plan that is not required by applicable Law to be maintained may be amended, terminated or otherwise discontinued at any time by the applicable sponsor in accordance with its terms, without payment of any material fees, costs or expenses (other than ordinary administrative expenses incurred in the Ordinary Course of Business) and without material liability to Buyer or any Group Company (other than ordinary administrative expenses and benefits accrued through the date of termination or amendment); and (ii) no Benefit Plan or other Contract restricts the right of any Group Company to terminate the employment or engagement of any Company Employee at any time (subject, in each case, to applicable notice periods and statutory entitlements required by applicable Law).

Section 3.10 Real and Personal Property; Title, Condition and Sufficiency of Assets.

(a) The Company does not own any real property.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a list of all real property leased by any Group Company (the “Leased Real Property”). All leases relating to Leased Real Property are identified in Section 3.10(b) of the Disclosure Schedule (each a “Lease” and collectively, the “Leases”). With respect to each Lease listed in Section 3.10(b) of the Disclosure Schedule:

(i) to the Company’s Knowledge, the applicable Group Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii) each such Lease listed has been duly authorized and executed by the applicable Group Company; and

(iii) no Group Company, nor to the Company’s Knowledge any other party to any Lease, is in default under any of said Leases, except where such default has not had, and would not reasonably be expected to be material to the Group Companies, taken as a whole; and

(c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, each Group Company has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible personal property and assets purported to be owned by it, free and clear of any Liens, except for (i) encumbrances disclosed in the Financial Statements, (ii) any Liens for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar encumbrances arising in the Ordinary Course of Business, (iv) encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (v) encumbrances on the Leased Real Property securing obligations under real property leases, in each case that do not materially interfere with the use of the affected property, (vi) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease, and (vii) encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby (the foregoing items (i) through (vii) collectively, the “Permitted Liens”).

(d) The buildings, structures, equipment, vehicles and other items of tangible personal property of the Group Companies are, in all material respects, in good operating condition and repair (subject to normal wear and tear), and are adequate in all material respects for the uses to which they are being put.

(e) The rights, properties and other assets owned or licensed by the Group Companies and the Contracts to which any Group Company is a party or by which its assets are bound (i) constitute in all material respects all of the assets, properties and rights that are necessary for the Group Companies to conduct and operate the Business, subject to the services, assets and rights to be provided pursuant to the Transition Services Agreement, the Existing Partnership and Content Licensing Agreements (as amended) and any Shared Contracts and (ii) constitute in all material respects all of the assets, properties and rights that are used in the conduct of the Business, other than assets, rights and services contemplated by the Transition Services Agreement, Shared Contracts, and Existing Partnership and Content Licensing Agreements, without any material breach or material violation of any Contract. As of the Closing, other than the assets and services that are agreed to be provided by Seller and its Subsidiaries (other than the Company) pursuant to the Transition Services Agreement (and any Intellectual Property licensed pursuant to Section 6.13), any Shared Contracts, Existing Partnership and Content Licensing Agreements (as amended) and any Ancillary Agreement, neither Seller nor any of its Affiliates will own or have any ownership interest in any of the material assets, properties, employees or rights used in the operation of the Business as it is presently conducted.

Section 3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, to the extent permitted by applicable Law, of each Company Employee, showing each such individual’s name (or employee ID number, if name is prohibited by applicable Law to be shared), title, date of hire or engagement, work location, employing entity (including whether employed by a professional employer organization), base salary or hourly rate, whether such employee is currently on a leave of absence, the reason for such leave, and the expected return date from such leave, bonus opportunities, and whether such engagement has been terminated by written notice by either party.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Group Companies are and over the past three (3) years preceding the date of this Agreement have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(c) The Group Companies are, and over the past three (3) years preceding the date of this Agreement have been, in material compliance with all Laws regarding the classification of those individuals who have performed or are performing services for the Group Companies as employees, independent contractors or other service providers under applicable Law, and over the past three (3) years preceding the date of this Agreement, no individual has threatened or pursued any claim, charge, complaint or proceeding alleging that such individual was misclassified.

(d) The Group Companies have paid in full to all employees, independent contractors and consultants of the Group Companies all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants due and owing under the terms of their employment and in accordance with applicable Law. The Group Companies are not liable for any payment to any trust or other fund or to any third-party entity that employs individuals who provide services to any Group Company as contractors or consultants (“Third-Party Employer”) or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) The Group Companies, any Third-Party Employer or other vendors through which services are rendered are and over the past three (3) years preceding the date of this Agreement have been in material compliance with all contracts relating to and all applicable Law with respect to any independent contractors and individuals providing services to the Group Companies under any third-party or vendor arrangement.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, no Group Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union, a labor organization, a works council, or employees’ representatives. No Group Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization and no collective bargaining agreement is being negotiated by any Group Company and no Group Company has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by any Group Company. To the Company’s Knowledge, there are no activities or proceedings of any labor union to organize the employees of any Group Company. There is no pending or, to the Company’s Knowledge, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any Group Company. Neither any Group Company nor, to the Company’s Knowledge, any of their respective representatives have committed any unfair labor practice in connection with the conduct of the business of the Group Companies, and there is no charge or complaint against any Group Company by any Governmental Body pending or, to the Company’s Knowledge, threatened.

(g) Over the past three (3) years preceding the date of this Agreement, except as set forth on Section 3.11(g) of the Disclosure Schedule, none of the Group Companies has conducted any collective redundancies for economic reasons or any mass layoff, including any voluntary departure plan, and none of the Group Companies is subject to any employment safeguarding arrangements, obligations to maintain sites or locations, or any other restrictions or penalties as to, or triggered by, the closure, downsizing or other restructuring measures affecting its workforce (or portions thereof) except for any restrictions under applicable Laws.

(h) No Misconduct Claim has been made over the past three (3) years preceding the date of this Agreement, or is currently pending or, to the Company’s Knowledge, threatened against any employee or service provider of any Group Company with respect to conduct relating to any Group Company’s workplace, and to the Company’s Knowledge, no employee or service provider of any Group Company has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to any Group Company’s workplace and no service provider has been terminated for any Misconduct Claim. “Misconduct Claims” means: (i) sexual harassment meeting the legal definition of actionable harassment, that would reasonably be expected to be materially injurious to the business or reputation of the Group Companies, (ii) if made to a subordinate employee or service provider of any Group Company: (A) sexual advances, (B) lewd or sexually explicit comments or (C) the sending of sexually explicit images or messages, (iii) if made to a person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments or (iv) any retaliatory act for refusing or opposing any of the above.

Section 3.12 Contracts and Commitments.

(a) Except as set forth in Section 3.12 of the Disclosure Schedule, no Group Company is a party to:

(i) any employment agreement with any current employee of any Group Company providing for annual base compensation in excess of $500,000 or containing severance obligations;

(ii) any material Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party,” rights, rights of first refusal, rights of first negotiation or any similar rights, (B) containing any non-competition covenants or other similar restrictions, (C) with another Person materially limiting or restricting the ability of any Group Company to enter into or engage in any market, geographic area, or line of business or to solicit or hire potential employees, consultants, contractors or other suppliers or customers, (D) containing any “take or pay,” minimum commitments or similar provisions, or (E) that would require Buyer or any of its Affiliates (other than the Group Companies) to license any Intellectual Property Rights (other than Company-Owned Intellectual Property or Assigned Intellectual Property) to any Person, in each case, as a result of the Buyer or any of its Affiliates being an affiliate of a Group Company following the Closing, and where the failure of the Buyer or any such Affiliate to comply with such restrictions or to license such Intellectual Property Rights would result in a breach of such Contract by any Group Company;

(iii) any license, sublicense, covenant not to assert or other Contract (A) granting any other Person any right to use any Company-Owned Intellectual Property or Assigned Intellectual Property or (B) under which any Group Company receives from any other Person any right to use any Intellectual Property Rights, in each case of clauses (A) and (B), in so far as such license or grant of rights is material to the Business and excluding (1) non-exclusive licenses or grants of rights to Intellectual Property Rights granted by the Group Companies to end users, (2) non-exclusive licenses to commercially available, off-the-shelf, non-customized Software pursuant to standard terms and conditions, and (3) Software-as-a-service agreements or related services agreements that contain only a non-exclusive license to access and use Intellectual Property Rights in order to provide or receive the services, in each case of clauses (1) through (3), entered into in the Ordinary Course of Business;

(iv) any Contracts providing for the invention, creation, conception or other development of any Intellectual Property Rights (A) by any Group Company, (B) by any Person for any Group Company or for the Business, other than any Company Personnel IP Contracts, or (C) by any Person with any Group Company, in each case of clauses (A) through (C), where such Contracts involve the creation of material Company-Owned Intellectual Property and/or material Assigned Intellectual Property;

(v) other than any standard nondisclosure agreements entered into in the Ordinary Course of Business, any Contract with a Material Partner or Material Vendor;

(vi) any profit sharing or similar Contract based on the revenues or profits of any Group Company or agreement that involves the payment of royalties to any other Person;

(vii) any joint venture, partnership, strategic alliance or similar agreement;

(viii) any Contract providing for the sale of any of material assets of any Group Company other than in the Ordinary Course of Business;

(ix) any Contract relating to the acquisition by, or disposition by, any Group Company of any operating business or the assets or capital stock of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or any Contract pursuant to which it has any ownership interest in any other Person;

(x) any Contract requiring or otherwise relating to any future capital expenditures by any Group Company in excess of $1,000,000.

(xi) any Contract relating to the incurrence or assumption of any Indebtedness for borrowed money by any Group Company, or any Contract relating to the surety or guarantee of any Indebtedness of another Person by any Group Company;

(xii) any Contract under which any Group Company has made advances or loans to any other Person (which shall not include trade receivables or advances made to an employee of any Group Company in the Ordinary Course of Business).

(xiii) any Contract required to be disclosed in order for the representations and warranties contained in Section 3.18 (Related Party Transactions) to be true and correct;

(xiv) any settlement agreement with respect to any Legal Proceeding;

(xv) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by any Group Company in the ordinary course of business or entered into in connection with the transactions contemplated hereby (or the related sales process);

(xvi) any Contract for the lease of real property; or

(xvii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of any Group Company.

(b) Each of the Contracts set forth in Section 3.12 of the Disclosure Schedule (the “Material Contracts”) is the legal, valid and binding obligation of the applicable Group Company or Seller or Affiliate of Seller party thereto (and to the Company’s Knowledge, each other party thereto), enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly stated in Section 3.12 of the Disclosure Schedule, each of the Material Contracts is in full force and effect, and no Group Company, and, to the Knowledge of the Company, no Seller, Affiliate of Seller or other party to any such agreement, is in material breach of or default in any material respect under any such agreement. No party to any Material Contract has provided written notice of any intention to terminate any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with the giving of notice, the lapse of time or both, would (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract. Seller has made available to Buyer correct and complete copies of each Material Contract.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule:

(i) a Group Company solely and exclusively owns each item of Company-Owned Intellectual Property (and in the case of the Assigned Intellectual Property, will own it exclusively), in each case free and clear of all Liens;

(ii) after giving effect to the license in Section 6.13(a) and the assignment in Section 6.13(b), the Group Companies will own, or be duly licensed under or authorized to use, all Intellectual Property Rights necessary for or otherwise material to and used in the operation of the Business as currently conducted;

(iii) all Company Registered Intellectual Property has been duly maintained (including through the payment of all necessary registration, maintenance and renewal fees), is not expired, cancelled or abandoned, and is subsisting, valid and enforceable, except for such issuances, registrations or applications that any Group Company has intentionally permitted to expire or has cancelled or intentionally abandoned in its reasonable business judgment in the Ordinary Course of Business;

(iv) neither the Business nor the use, marketing, exploitation or commercialization of the Company Products infringes, misappropriates, makes unauthorized use of or violates, or, in the past six (6) years, infringed, misappropriated, made unauthorized use of or violated, in each case, in any material respect, any third party Intellectual Property Rights;

(v) neither any Group Company nor, in connection with the Business, Seller or any of its other Affiliates, has received any written communication, or is or has been a party to any Legal Proceeding, in each case, in the past three (3) years, which involves a claim (including by means of a cease & desist letter, invitation to license or indemnity claim) of material infringement, misappropriation unauthorized use or violation of any Intellectual Property Rights owned by any Person, or challenging in any material respect the ownership, validity or enforceability of any Company-Owned Intellectual Property or Assigned Intellectual Property;

(vi) to the Company’s Knowledge, there is no infringement, misappropriation, unauthorized use or violation by any person or entity of any Company-Owned Intellectual Property or Assigned Intellectual Property;

(vii) all former and current employees and contractors of any Group Company or any other member of the Seller Group who have contributed to the development of any Company Products or the creation of any material Intellectual Property Rights for the benefit of the Business have executed written Contracts with an applicable Group Company that validly assign under applicable Law to such Group Company all right, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the business of such Group Company or to the Business and (B) Intellectual Property Rights therein, except where such Intellectual Property Rights are already vested in the Group Company as employer (“Company Personnel IP Contracts”);

(viii) each Group Company has taken commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets and other confidential information owned or purported to be owned by such Group Company and material to the conduct of the Business;

(ix) neither any Group Company nor Seller or any of its other Affiliates has sent any written notice to, or asserted or threatened any action or claim against, any Person involving or relating to any Company-Owned Intellectual Property or Assigned Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property Rights owned by any Person;

(x) none of the Company-Owned Intellectual Property or Assigned Intellectual Property is involved in any opposition, cancellation, interference, reissue, review or reexamination proceeding, other than standard prosecution actions issued by the relevant Governmental Body in the ordinary course, and no such Intellectual Property Rights are the subject of any judicial, administrative or arbitral order, award, decree, injunction, action or stipulation;

(xi) no material Software owned or purported to be owned by any Group Company is held in escrow, and no Group Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any such Software, other than consultants involved in the development of any Company Products in the Ordinary Course of Business who are bound by written Contracts protecting the Intellectual Property Rights in such Software or disclosures in the Ordinary Course of Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure, delivery or license by any Group Company of any Software source code owned or purported to be owned by any Group Company to any other Person (other than disclosures to employees, contractors and consultants involved in the development of any Company Products);

(xii) no Group Company is subject to any judicial, administrative or arbitral order, decree or injunction barring or limiting its use of any Intellectual Property Rights;

(xiii) none of the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or the lapse of time, to the Company’s Knowledge, result in or give any other Person the right or option to cause, impose or declare: (A) a loss of, or encumbrance on, any Intellectual Property Rights owned or purported to be owned by any Group Company; (B) an obligation to make any payment of royalties or the loss or acceleration of any payment of royalties; (C) the release, disclosure or delivery of any such Intellectual Property Rights by or to any escrow agent or other Person; (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any such Intellectual Property Rights; or (E) any restriction on pursuing any claim or enforcing any such Intellectual Property Rights; and

(xiv) each Group Company is in material compliance with the terms and conditions of all licenses for the Open Source Software. No Group Company has (i) incorporated Open Source Software into, or combined Open Source Software with, any Software the rights to which are included in Company-Owned Intellectual Property or Assigned Intellectual Property (“Company Software”), (ii) distributed Open Source Software in conjunction with any Company Software, (iii) derived Company Software from any Open Source Software or (iv) otherwise used Open Source Software, in each of (i) – (iv) in any way that, with respect to any Company Software, creates or purports to create obligations for such Group Company to (1) grant to any third party any rights or immunities under any Company-Owned Intellectual Property or Assigned Intellectual Property, (2) disclose or distribute such Company Software in source code form, (3) license such Company Software for the purpose of making derivative works, (4) distribute such Company Software at no charge, or (5) permit modification of the Company Software.

(c) AI Technology. No Group Company has used or employed any artificial intelligence (“AI”), generative AI, machine learning, large language models or similar technologies (i) in the creation, invention or development of any content or output that, but for its generation through the use of such AI technologies, would have constituted Company-Owned Intellectual Property or Assigned Intellectual Property or (ii) in a manner that would otherwise materially qualify, inhibit, restrict or otherwise limit such Group Company’s ownership of, or otherwise materially impair, such Group Company’s ability to use, commercialize or otherwise exploit any Company-Owned Intellectual Property, Assigned Intellectual Property or Company Products. To the extent AI technologies were used by Seller or any of its Affiliates in connection with the Business, such use was in compliance with applicable Law and no Company-Owned Intellectual Property, Assigned Intellectual Property or Business Data has been input into any AI technologies in connection with any development, deployment, training, fine-tuning, further training or other use of any AI technologies.

Section 3.14 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.14 of the Disclosure Schedule, (i) neither the Seller nor any of its Affiliates (to the extent relating to the Business) nor any Group Company is (or during the last three (3) years has been) in default or violation of any Law, except, in each case, for any such defaults or violations that have not resulted in, and would not reasonably be expected to be material to the Group Companies, taken as a whole, (ii) during the three (3) years prior to the Put Option Date, neither the Seller nor any of its Affiliates, nor any Group Company, has received any notice alleging any material noncompliance with Law by any Group Company (or, to the extent relating to the Business, Seller or any of its Affiliates), and (iii) no material investigation by any Governmental Body regarding a violation of any Law with respect to any Group Company or, to the extent relating to the Business, the Seller or any of its Affiliates, is pending or, to the Company’s Knowledge, threatened.

(b) All material Permits (and all Permits in relation to Directive (EU) 2015/2366 of the European Parliament and of the Council of 25 November 2015 on payment services in the internal market, as amended) required for the Group Companies to conduct their business as currently conducted have been obtained by a Group Company and are valid and in full force and effect, and the Group Companies are, and at all times during the last three (3) years have been, in compliance in all material respects with all such Permits.

Section 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Disclosure Schedule or as has not been (or would not reasonably be expected to be) material to the Group Companies, taken as a whole:

(a) Each Group Company is (and during the last three (3) years has been) in compliance with all Environmental Laws (as defined below) applicable to its operations.

(b) To the Company’s Knowledge, there is (and during the last three (3) years there has been) no Release (as defined below) of any Hazardous Material by any Group Company, or presence of or exposure to any Hazardous Material, in each case whether on or off property currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any of its Subsidiaries that has resulted in, or would reasonably be expected to result in, material liability to any Group Company under any Environmental Law.

(c) No Group Company has during the three (3) years prior to the Put Option Date received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim alleging that any Group Company is in violation of, or has liability or investigatory, corrective or remedial obligation under, under, any Environmental Law.

(d) For the purposes of this Agreement:

(i) “Environment” means ambient air, water (including surface or groundwater) and soil, as well as natural resources.

(ii) “Environmental Laws” means all Laws relating to Environmental Matters, in each case as in effect on the Closing Date.

(iii) “Environmental Matters” means all matters related to Environment, including (i) the pollution, the protection or cleanup of the Environment; (ii) the use storage, treatment, generation, transportation, handling, presence or Release of, or exposure to, Hazardous Materials; or (iii) the protection of human health or safety (as such relates to exposure to Hazardous Materials).

(iv) “Hazardous Material” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product in each case as defined in, or regulated under, any Environmental Law.

(v) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of the current material insurance policies held by or applicable to any Group Company, including a description of the type of insurance coverage, carrier name, insurance limit, deductible or self-insured retention level, and whether coverage is written on an occurrence or claims-made basis. Except as has not been, or would not reasonably be expected to be material to the Group Companies taken as a whole, no Group Company or any Affiliate thereof has received: (a) any written notice of cancellation of any such policies or refusal of coverage thereunder, (b) any written notice that any issuer of any of such policies has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other written notice that such policies are no longer in full force and effect or that the issuer of any of such policies is no longer willing or able to perform its obligations thereunder.

Section 3.17 Data Privacy and Cybersecurity.

(a) The Group Companies are, and have been at all times since January 1, 2023, in material compliance with all applicable Company Privacy Commitments, and have obtained all necessary rights, permissions, authorizations and consents required under applicable Company Privacy Commitments as necessary for the operation of the Business.

(b) Since January 1, 2023, there has been no Security Incident with respect to any Personal Information controlled by the Group Companies or the IT Systems. No Group Company has received written notice from any supervisory authority, data subject, or any other Person, of any claim of any Group Company’s alleged violation of any Company Privacy Commitments, and no circumstance exists in which any of the Company Privacy Commitments would require the Company or, to the extent related to the operation of the Business, any of its Affiliates to notify a supervisory authority of any such incident.

(c) Where any Group Company or any of its Affiliates uses a data processor to Process Personal Information, the processor has provided commercially reasonable guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures and compliance with those obligations that are reasonably sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments, and, where required by Privacy Laws, there is in existence a written Contract between the Company or such Affiliate and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. To the knowledge of Seller, such data processors have not breached any such Contracts pertaining to Personal Information Processed by such Persons on behalf of the Company in any material respect.

(d) The Group Companies have developed and maintained comprehensive and appropriate technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in accordance with all Company Privacy Commitments that (A) identify internal and external risks to the confidentiality, integrity, and availability of Personal Information, (B) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control those risks and (C) include backup, business continuity and disaster recovery plans, procedures, technology and facilities for the business of the Group Companies.

(e) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will cause, constitute, or result in a material breach or violation of any applicable Company Privacy Commitment or will prevent any Group Company from Processing the Personal Information after Closing in a manner substantially similar to how such Personal Information is currently Processed by such Group Company.

(f) The IT Systems are (i) materially sufficient for the current needs of each Group Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business, (iii) protected by commercially reasonable back-up, business continuity and disaster recovery plans, procedures, technology and facilities, and (iv) except as would not reasonably be expected to have a Material Adverse Effect, free from any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) could disrupt or adversely affect the functionality of any such IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any such IT Systems.

(g) The IT Systems will not be adversely affected by the transactions contemplated hereby and, subject to the provision of any services under the Transition Services Agreement, will continue to be available for use by the Group Companies immediately following the Closing and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing.

(h) In the past three (3) years, no Group Company has experienced any material or ongoing disruption in or to the operation of the Business as a result of any defect, substandard performance, malware, virus, Security Incident or other security vulnerability in the IT Systems.

Section 3.18 Related Party Transactions. Except for agreements governing the employment relationship and other compensation arrangements entered into with employees and directors in the Ordinary Course of Business and participation in incentive equity, phantom equity or similar plans and benefit plans by employees, (i) there are no agreements, arrangements or contracts in effect between (a) any Group Company, on the one hand, and (b) any current or former director, officer, equityholder or employee of any Group Company, on the other hand; and (ii) no current or former director, officer, equityholder or employee of any Group Company has any direct or indirect ownership, participation, or other interest in any entity or company that competes with, or is a supplier, customer, licensor, distributor, creditor or debtor of any Group Company (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), or is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any contract or arrangement to which any Group Company is a party or by which any Group Company or any of its assets are bound, or to the Knowledge of the Company, has any interest in any material property, real or personal, tangible or intangible that is used in, or that relates to, the business of the Group Companies.

Section 3.19 Brokers. No Group Company has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of any Group Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement.

Section 3.20 Material Partners and Material Vendors.

(a) The Group Companies do not have any outstanding or threatened disputes with any of the commercial partners listed on Section 3.20(a) of the Disclosure Schedule (each a “Material Partner”).

(b) The Group Companies do not have any outstanding or threatened material disputes concerning products and/or services provided by any Material Vendor. Each Material Vendor is listed on Section 3.20(b) of the Disclosure Schedule, together with the amount of payables and amount paid to or with respect to each such Person by the Group Companies for the calendar year ended December 31, 2025. As used herein, “Material Vendor” means the vendors or service providers from whom the Group Companies received invoices for amounts, in the aggregate, in excess of $500,000 during the Applicable Period.

Section 3.21 Anti-Corruption and Anti-Money Laundering Compliance.

(a) The Group Companies are and have for the past five (5) years been in compliance in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(b) No Group Company nor, to the Knowledge of the Company, any of its directors, officers, agents, representatives or employees has, for or on behalf of any Group Company, directly or knowingly indirectly, in the last five (5) years (i) made, offered, promised or authorized any payment, gift, present, donation or advantage of any kind to or for the benefit of any Government Official (or family member or representative of such Government Official), any Person entrusted with public authority or holding an elected public office, or any political party or candidate for political office for the purpose of (A) corruptly influencing any act or decision of such Person, or inducing such Person to perform or refrain from performing any act of his or her function, mission or mandate, or in reward for having performed or refrained from performing any such act, in order to unlawfully obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage; or (B) inducing such Person to use his or her actual or supposed influence with any Governmental Body in order to obtain any favorable decision, distinction, contract, employment or other advantage or (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, in each case in violation of any applicable Anti-Corruption Laws.

(c) No Group Company nor, to the Knowledge of the Company, any of its directors, officers or employees (acting in their capacities as such), is or has been during the last five (5) years: (i) the subject of, or a party to, any allegation, claim, inquiry, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other Legal Proceeding related to any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) convicted of, or charged with, violating any Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Group Company that could reasonably be expected to give rise to any Legal Proceeding of the type referred to in clause (c) above.

(e) The Group Companies have implemented, maintains in effect, and enforces policies and procedures designed to ensure compliance by the Group Companies, as well as by the Group Companies’ respective directors, officers, employees, and agents with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. The Group Companies have at all times complied with their obligations under applicable compliance Laws and regulations and have taken all measures designed to prevent and detect the commission, in France or abroad, of acts of corruption or influence peddling (trafic d’influence).

(f) Neither the Company nor any Company Subsidiary is a “covered foreign person” within the meaning of 31 C.F.R. § 850.209.

Section 3.22 Sanctions Compliance.

(a) Neither the Seller nor any of the Group Companies is directly or indirectly owned or, where relevant under applicable Sanctions, Controlled by, a Restricted Party. To the Knowledge of the Company, no director, officer, employee, agent or representative of any Group Company (acting in such capacity) is a Restricted Party.

(b) No Group Company has, during the last five (5) years, entered into any agreement, transaction or dealing, directly or indirectly, (i) with or for the benefit of any Restricted Party (or involving any property thereof), or (ii) involving any Sanctioned Territory, in each case in violation of applicable Sanctions.

(c) The Group Companies, together with their respective directors, officers, employees and representatives, are in compliance in all material respects with all applicable Sanctions. The Group Companies have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions.

(d) No Group Company is, or has been during the last five (5) years, the subject of, or a party to, any written allegation, claim, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other Legal Proceeding related to any Sanctions.

Section 3.23 Shared Contracts. Section 3.23 of the Disclosure Schedule identifies each Shared Contract that is material to the Group Companies or the conduct of the Business.

Section 3.24 Disclaimer of Reliance and of Other Representations and Warranties.

(a) NONE OF THE SELLER, PARENT, THE COMPANY, ANY OF THEIR DIRECT OR INDIRECT AFFILIATES, OR OWNERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS, EMPLOYEES, DIRECTORS, OFFICERS, OR STOCKHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, THE DISCLOSURE SCHEDULE, OR THE CERTIFICATE CONTEMPLATED BY SECTION 7.2(E).

(b) Without limiting the generality of the foregoing, except as expressly set forth in Article III or Article IV, the Disclosure Schedule, or the certificate contemplated by Section 7.2(e), none of the Seller, Parent, the Company, their direct and indirect Affiliates or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company made available to Buyer, including due diligence or “data room” materials, or in any presentation concerning the business of the Company by management and/or owners of the Seller, Parent, the Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that, except as expressly set forth in Article III or Article IV, the Disclosure Schedule, or the certificate contemplated by Section 7.2(e), any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Seller, Parent, the Company, their direct or indirect Subsidiaries or owners or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person, and are not and shall not be deemed to be relied upon by Buyer or any of its Affiliates executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

Each of the Seller and Parent hereby jointly and severally represents and warrants to Buyer as follows:

Section 4.1 Organization; Power and Authority. The Seller has been duly incorporated and is validly existing under the laws of England and Wales. Parent has been duly organized and is validly existing and in good standing under the laws of Nevada. Each of the Seller and Parent has the requisite power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (including, in the case of the Seller, all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement). The execution and delivery of this Agreement and any applicable Ancillary Agreement, the performance by each of the Seller and Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each of the Seller and Parent. This Agreement has been, and each Ancillary Agreement to which the Seller or Parent is a party will be at or prior to the Closing, duly executed and delivered by each of the Seller and Parent and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitutes or will constitute a legal, valid and binding obligation of each of the Seller and Parent, enforceable against each of the Seller and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2 Non-Contravention. The execution, delivery and performance of this Agreement and each applicable Ancillary Agreement by each of the Seller and Parent and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) conflict with, or result in a violation of, any provision of the Seller’s or Parent’s Organizational Documents; (b) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, regulation or rule, or any Governmental Order of, or any restriction imposed by, any court or Governmental Body applicable to the Seller or Parent; (c) require from the Seller or Parent any notice to, declaration or filing with, or consent, permit, or approval of any Governmental Body or other third party; or (d) violate, conflict with, result in a violation of or default under (whether after the giving of notice, lapse of time or both), accelerate any obligation under, require the consent, approval, or authorization of any Person under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which the Seller or Parent is a party or by which the Seller or Parent or its assets are bound, except in the case of clauses (b), (c) and (d) as would not be reasonably likely to have a material adverse effect on the Seller’s or Parent’s ability to consummate the transactions contemplated hereby and thereby or perform its obligations hereunder and thereunder.

Section 4.3 Ownership. The Seller is the sole record and beneficial owner of the Shares. The Seller has valid, marketable, and unencumbered title to the Shares and all of the Equity Interests of the Company’s Subsidiaries, in each case, free and clear of any Liens other than those imposed by applicable securities Laws or this Agreement. Upon consummation of the transactions contemplated hereby, Buyer will acquire valid, marketable, and unencumbered title to the Shares, free and clear of all Liens (other than those imposed by applicable securities Laws and this Agreement, or those arising as a result of any action taken or arrangement made by Buyer).

Section 4.4 Brokers. The Seller has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of Seller to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to, or transactions contemplated by, this Agreement.

Section 4.5 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending, or, to the knowledge of the Seller (or the senior management of the Seller), threatened in writing, against the Seller, and the Seller is not subject to any outstanding Governmental Order, in each case that would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by the Seller of any of its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

Section 5.1 Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has all requisite power and authority to carry on its business as presently conducted (except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder).

Section 5.2 Authority and Non-Contravention. Buyer has full right, authority and power under its Organizational Documents to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement is, and each Ancillary Agreement to which Buyer is a party will be at or prior to the Closing, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement and each applicable Ancillary Agreement has been duly authorized by all necessary action under Buyer’s Organizational Documents. Except as set forth in Section 5.8, the execution, delivery and performance of this Agreement and each applicable Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) conflict with, or result in a violation of, any provision of Buyer’s Organizational Documents; (b) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, regulation or rule, or any Governmental Order of, or any restriction imposed by, any court or Governmental Body applicable to Buyer; (c) require from Buyer any notice to, declaration or filing with, or consent, permit, or approval of any Governmental Body or other third party; or (d) violate, conflict with, result in a violation of or default under (whether after the giving of notice, lapse of time or both), accelerate any obligation under, require the consent, approval, or authorization of any Person under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which Buyer is a party or by which Buyer or its assets are bound, except in the case of clauses (b), (c) and (d) as would not be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder or thereunder.

Section 5.3 Investment Status.

(a) Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other Law. Buyer understands that the Seller has not registered the Shares under the Securities Act, or under the Laws of any other jurisdiction (including the blue sky or securities laws of any state of the United States), that the Shares constitute “restricted securities” under the Securities Act, and Buyer agrees that it may not sell any of the Shares unless the Shares are registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions. Buyer further understands that, in view of the foregoing restrictions on dispositions of the Shares, Buyer will be required to bear the economic risks of its ownership of the Shares for an indefinite period of time.

(b) Buyer is acquiring the Shares for its own account and not for the account of any other Person.

(c) Buyer is an “accredited investor” (as defined in Rule 501 under the Securities Act).

Section 5.4 Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement.

Section 5.5 Litigation. As of the Put Option Date, (i) there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the senior management of Buyer, threatened in writing against Buyer, and (ii) Buyer is not subject to any outstanding Governmental Order in the case of each of the foregoing clauses (i) and (ii) that would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by Buyer of any of its obligations under this Agreement.

Section 5.6 Sufficiency of Funds. Buyer has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to pay the Base Purchase Price, satisfy all other payment obligations contemplated by this Agreement and consummate the transactions contemplated by this Agreement. Buyer’s obligations hereunder, including its obligation to pay the Base Purchase Price, are not contingent on Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement, and except as set forth in this Agreement there are no conditions precedent or other contingencies related to the funding of the full amount of the Base Purchase Price and all other amounts required to be paid by Buyer hereunder.

Section 5.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the payment of the Base Purchase Price and all related amounts), and assuming satisfaction of the conditions to Buyer’s obligation to consummate the purchase and sale of the Shares as set forth herein, the accuracy of the representations and warranties of the Parent and the Seller, and the performance by the Group Companies, the Parent and the Seller of their respective obligations hereunder in all material respects, Buyer and its Subsidiaries (including the Company), on a consolidated basis, will be solvent. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud creditors. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries (including, following the Closing, the Company).

Section 5.8 Governmental Orders. Except for the requirements of any required filings pursuant to Section 6.8, no consent or Governmental Order is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents or Governmental Orders the failure of which to be obtained would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby. Buyer is not subject to any Governmental Order that would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

Section 5.9 Due Diligence Review. Buyer acknowledges that: (a) it has conducted its own due diligence review with respect to the Company and it is entering into this Agreement based on such investigation and, except for the specific representations and warranties made by Parent and the Seller in Article III and Article IV, and those representations and warranties set forth in the Disclosure Schedule and in the certificate contemplated by Section 7.2(e), it has not relied and is not relying upon any representation or warranty of Parent, the Seller, the Company, their direct and indirect Subsidiaries or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation; (b) it has had adequate access to the Group Companies’ books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives; and (c) it has had such opportunity to seek accounting, legal and other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. BUYER HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE III OR ARTICLE IV, THE DISCLOSURE SCHEDULE, OR THE CERTIFICATE CONTEMPLATED BY SECTION 7.2(E).

ARTICLE VI

COVENANTS

Section 6.1 Interim Operating Covenants. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), and except as set forth in Section 6.1 of the Disclosure Schedule, as required by applicable Law, as otherwise contemplated by this Agreement or any Ancillary Agreement or as required pursuant to any Material Contract, from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, the Company shall (and shall cause each of its Subsidiaries to) conduct its business only in the Ordinary Course of Business and use commercially reasonable efforts to (i) preserve its current relationships with customers, employees, suppliers and others having material business dealings with it, (ii) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, (iii) preserve the goodwill and ongoing operations of its business and (iv) preserve the confidentiality of any material Trade Secrets included in the Company-Owned Intellectual Property (except those contained in any materials filed with the United States Patent and Trademark Office or its foreign equivalents in respect to a Patent application or similar Intellectual Property Right). Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not (and shall cause each of its Subsidiaries not to):

(a) issue, sell, grant, pledge or otherwise dispose of, or grant or permit to exist any Lien with respect to, any Equity Interests in any Group Company, or grant options, warrants or other rights to purchase or otherwise acquire any Equity Interests in any Group Company;

(b) effect any recapitalization, split, repurchase, reclassification or like change in the capitalization of any Group Company, or declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of their Equity Interests.

(c) amend the Organizational Documents of any Group Company;

(d) make, change or revoke any material Tax election; settle or compromise any Tax Contest; amend any Tax Return; enter into or terminate any agreement with a Governmental Body in respect of Taxes; consent to an extension or waiver of the statutory limitations period applicable to a claim or assessment in respect of Taxes; request any ruling with respect to Taxes; enter into a Tax allocation, sharing or indemnity agreement; or change or make any material change to any of its methods of Tax accounting, in each case if such action would reasonably be expected to have the effect of increasing the amount of any Tax borne by the Company or Buyer;

(e) other than as required by any existing Benefit Plan in effect as of the date of this Agreement or applicable Law: (i) increase the annual level of compensation or benefits payable to any of its officers, employees, independent contractors or consultants, other than increases in the Ordinary Course of Business to the annual salary or wage rate (excluding any Company Employees who participate in the Director Plus Bonus Plan or the Executive Bonus Plan) that do not exceed 5% individually or in the aggregate, (ii) grant any bonus, retention, severance, termination pay, or other incentive compensation payments to any director, officer, employee, consultant or independent contractor of any Group Company other than the payment of annual bonuses for completed periods based on actual performance in the Ordinary Course of Business, (iii) increase the coverage or benefits available under any Benefit Plan, or (iv) establish or adopt any new Benefit Plan or any plan, program, agreement or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, or materially amend any award, benefits or entitlement under any such existing Benefit Plan;

(f) other than as required by applicable Law: (i) hire, or offer to hire, any officer, employee, consultant or independent contractor of any Group Company, other than in the Ordinary Course of Business to fill vacancies of individual independent contractors on terms substantially comparable to those of the departed independent contractor, (ii) terminate, other than for cause, the employment or engagement with any employee with a title at or above the level of Director, any employee with a title below the level of Director other than in the Ordinary Course of Business, any consultant or independent contractor other than in the Ordinary Course of Business, or any group of employees that would trigger WARN Act or other group termination requirements, or (iii) recognize, enter into or materially amend any collective bargaining arrangement or other agreement with a labor union or a works council;

(g) subject any of the material assets (whether tangible or intangible) of any Group Company to any lien, pledge, security interest or other encumbrance, other than Permitted Liens;

(h) sell, assign, transfer, convey, license (other than non-exclusive licenses of Intellectual Property Rights solely as permitted under the exceptions set forth in subsections (i) through (ii) of Section 6.1(i)), lease or otherwise dispose of any material assets of any Group Company (except in the Ordinary Course of Business or for the purposes of disposing of obsolete or worthless assets);

(i) fail to renew, abandon, cancel, surrender, rescind, allow to enter into the public domain, let lapse (other than lapse of Company-Owned Intellectual Property or Assigned Intellectual Property at the end of its final non-extendible statutory term) or fail to continue to prosecute or defend any material Company-Owned Intellectual Property or Assigned Intellectual Property or encumber, license (including through covenants not to assert), sell, transfer or otherwise dispose of any Company-Owned Intellectual Property or Assigned Intellectual Property (other than (i) non-exclusive licenses or grants of rights to Intellectual Property Rights to end users or (ii) non-exclusive licenses to access and use Intellectual Property Rights to provide or receive services under Software as a service agreements or related services agreements, in each case of clauses (i) and (ii), in the Ordinary Course of Business);

(j) transfer or provide any copies of, or access to, any Software source code of any Company-Owned Intellectual Property or Company Products to any Person (including any current or former employee or contractor of any Group Company or any Affiliate, or any contractor or commercial partner of any Group Company or any Affiliate), other than providing access to such source code to current employees and contractors of a Group Company involved in the development of Company Products on a need-to-know basis in the ordinary course of business, subject to written confidentiality obligations;

(k) subject any Software the rights to which are included in the Company-Owned Intellectual Property or Assigned Intellectual Property to the terms of any Open Source Software license or to any Open Source Software requirements (other than any such requirements that such Software is subject to as of the date of this Agreement);

(l) modify any public-facing privacy policy or notice applicable to the Business in a manner that would reasonably be expected to materially restrict the ability of the Buyer or its Affiliates (or the Group Companies) to process Personal Information currently processed by any Group Company (beyond the restrictions currently contained in such privacy policy or notice), except to the extent required to comply with Privacy Laws or because of policy changes relating to the Seller Group that do not impact the Business as distinct from the rest of the Seller Group;

(m) enter into or agree to enter into any merger or consolidation with any Person, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or acquire any equity interests of, or all or substantially all of the assets of, any other Person, or enter into any agreement or commitment with respect to a joint venture, strategic alliance or partnership;

(n) incur any Indebtedness for borrowed money or guarantee any Indebtedness or other obligations of any other Person;

(o) (i) enter into any Contract that would (if entered into prior to the date hereof) constitute a Material Contract, (ii) violate or terminate any Material Contract (other than expirations or non-renewals pursuant to its terms that require no action by any Group Company), or (iii) amend, otherwise modify, or waive any of the terms of any of its Material Contracts, in the case of this clause (iii) other than in the Ordinary Course of Business;

(p) make any capital expenditures, capital additions or capital improvements in excess of $1,000,000 individually or in the aggregate;

(q) materially change the amount of, or terminate (including allowing to lapse or failing to maintain), any insurance coverage;

(r) (i) commence a Legal Proceeding other than (A) for the routine collection of bills or (B) to enforce this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding or other dispute; provided, however, that the Company may settle any Legal Proceeding without Buyer’s consent if (A) such settlement amount does not exceed $100,000 individually or $500,000 in the aggregate, (B) such settlement does not impose any non-monetary obligation or restriction on any Group Company, Buyer or any of its Affiliates (including any admission of culpability or the grant of any license, waiver, release or covenant not to sue in respect of any Company-Owned Intellectual Property or Assigned Intellectual Property), and (C) such settlement includes a full release of claims;

(s) change accounting methods or practices, except as required by changes in GAAP as concurred with its independent accountants and after notice to Buyer;

(t) enter into any agreement for the purchase, sale or lease of any real property;

(u) take any action that would result in any Group Company having any new Subsidiary; or

(v) enter into any agreement or commitment to do any of the foregoing.

Section 6.2 Confidentiality; Publicity.

(a) The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Subject to Section 6.2(b) and Section 6.2(c), from and after the Closing until the date that is five (5) years after the Closing Date, (x) Seller shall, and shall cause its Affiliates and representatives to, keep confidential any and all non-public information relating to the Group Companies, and (y) Buyer shall, and shall cause its Affiliates (including, following the Closing, the Group Companies) and representatives to, keep confidential any and all non-public information relating to the Seller Group (other than the Group Companies) that is in the possession of Buyer or any of its Affiliates (including the Group Companies) as of or following the Closing. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the receiving party or its Affiliates or representatives in breach of this Section 6.2(a) or (B) becomes available to the receiving party or its Affiliates or representatives after the Closing from a source other than the disclosing party or its Affiliates or representatives if the source of such information is not known by the receiving party or its Affiliates or representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or its Affiliates with respect to such information.

(b) Other than the press release(s) to be issued by Seller and Buyer (in each case, in a form to be mutually agreed between Seller and Buyer) on the Put Option Date, subject to Section 6.2(c), neither Buyer nor the Seller (nor any of their respective Affiliates) shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, whether or not in response to an inquiry, concerning, the transactions contemplated by this Agreement, or use the other party’s name or refer to the other party directly or indirectly in connection with such party’s relationship hereunder with the other party, without the prior written consent of the other party; provided, however, that a party shall have the right (without the prior written consent of the other party) to issue a press release or other public announcement regarding the execution and delivery of this Agreement to the extent required under applicable Laws, court process or the rules or regulations of any securities exchange. Following any such public announcement by one party, the other party will have the right to issue press releases or make any other public announcements containing the same or substantially similar contents as such public announcement. Notwithstanding anything to the contrary in this Section 6.2, each party and its respective representatives shall be permitted to make statements or communications (a) to advisors and other representatives who are subject to confidentiality obligations and use restrictions that are substantially as restrictive as those applicable to the disclosing party hereunder, on a need-to-know basis, and (b) to counterparties to contracts or Governmental Bodies in connection with obtaining any required consents or otherwise to facilitate such party performing its obligations hereunder, in the case of each of the foregoing clauses (a) and (b) without the consent of the other party.

(c) Neither Section 6.2(a) nor Section 6.2(b) shall prohibit disclosure or use of any information if and to the extent (i) the disclosure of such information may be required by applicable Laws or national stock exchange rule or regulation, in each case, as determined in the good faith judgment of the party proposing to make such release or disclosure, (ii) legally required to be disclosed to any Governmental Body with jurisdiction over such party or its Affiliates or requested by a supervisory authority (in its capacity as such) of such party or its Affiliates, (iii) the disclosure or use is required for the purpose of any judicial proceedings between the parties arising out of this Agreement or any other agreement entered into under or in connection with this Agreement, (iv) the disclosure of such information is made to the party’s representatives who are subject to confidentiality obligations and use restrictions that are substantially as restrictive as those set forth in Section 6.2(a) on a need-to-know basis or (v) as reasonably necessary for Buyer or Seller to communicate with, provide notice to and obtain the consents and approvals of any required Governmental Bodies or other third parties as contemplated by, and in accordance with, Section 6.8 and Section 6.18; provided that prior to making any disclosure pursuant to the exceptions set forth in clauses (i) and (ii), the disclosing party shall (x) to the extent it is legally permitted to do so, provide the non-disclosing party with prompt written notice of such request or requirement and the scope of confidential information being disclosed and (y) use commercially reasonable efforts to ensure that all confidential information disclosed to a Governmental Body pursuant to clause (ii) will be accorded confidential information.

Section 6.3 Employees and Employee Benefit Arrangements.

(a) From and after the Closing, as applicable, Buyer and the Company will honor in accordance with their terms all cash bonus plans, severance plans and arrangements, employment agreements and consulting agreements between any of the Group Companies and any officer, director, employee or consultant of any Group Company that are set forth on Section 6.3(a) of the Disclosure Schedule.

(b) For a period commencing on the Closing Date and ending twelve (12) months after the Closing Date, Buyer agrees to, and shall cause the Company following the Closing to, maintain (i) at least the same annual base salary or hourly wage rate, as applicable, and (ii) at least the same target annual cash incentive opportunities for the Company Employees as of the Closing who continue to remain employed by Buyer, the Company or any of their respective Affiliates immediately following the Closing (“Continuing Employees”), in each case, as those in effect for the Continuing Employees immediately prior to the Closing Date.

(c) Following the Closing, Buyer shall, and shall cause the Company to, provide employee benefits (other than equity-based plans) and vacation programs on terms which are in the aggregate at least as favorable as those in effect immediately prior to the Closing Date. Buyer shall use commercially reasonable efforts to provide that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with any Group Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Buyer or its Subsidiaries, as applicable, in which such employees become participants; provided, however, that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits or (ii) if not permitted under applicable Laws or the terms of such employee benefit plans, programs and policies. Following the Closing, with respect to each benefit plan maintained by Buyer or one of its Subsidiaries that provides health, welfare, life insurance, disability or similar benefits (each, a “Buyer Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Buyer shall use commercially reasonable efforts to cause each such Buyer Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Buyer Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Benefit Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Buyer Welfare Plan; and (ii) provide each Continuing Employee and their dependents with credit for any co-payments and deductibles paid in the calendar year, and prior to the date, that such Continuing Employee commences participation in such Buyer Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Buyer Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Benefit Plan.

(d) Nothing in this Section 6.3 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Benefit Plan, (ii) prevent Buyer or the Company from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Buyer, the Company or their Subsidiaries, (iv) prevent Buyer or any Group Company, after the Closing, from terminating the employment of any Continuing Employee, or (v) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer or the Company or under any benefit plan that Buyer or the Company may maintain.

Section 6.4 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) The Seller shall prepare, or cause to be prepared, and shall file, or cause to be filed, all income Tax Returns for the Consolidated Group of which Seller is the parent that are required to be filed after the Closing Date (a “Seller Group Tax Return”). Seller shall be solely responsible for and shall pay any Taxes of the Group Companies shown as due on such Seller Group Tax Returns.

(ii) Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period (other than Seller Group Tax Returns) that are required to be filed after the Closing Date, at the sole expense of Buyer; provided, however, that, except with respect to Tax Returns that are filed on a monthly or more frequent basis, Buyer shall provide each such Tax Return in respect of income or other material Taxes to the Seller for its review and comment at least ten (10) Business Days prior to the date on which such Tax Return is to be filed, and Buyer shall consider in good faith any comments to such Tax Return as are provided by the Seller no later than five (5) Business Days prior to the date on which such Tax Return is to be filed.

(iii) Except to the extent otherwise required by applicable Law, Buyer and its Affiliates (including on or after the Closing Date, the Company and its Subsidiaries) shall not, without the prior written consent of Seller (which, with respect to items described in clauses (A)-(C), shall not be unreasonably withheld, conditioned, or delayed, and which shall be deemed granted if Seller fails to responding within five (5) Business Days after receipt of a written request for such consent), (A) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period, (B) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period, including voluntary disclosure with a taxing authority with respect to filing Tax Returns or paying Taxes for any such taxable period in jurisdictions that the Company or its Subsidiaries did not file a Tax Return (or pay Taxes) for any such taxable period; or (C) make or change any Tax election or change any method of accounting that would have retroactive effect to any Pre-Closing Tax Period, or (D) make any election under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company pursuant to this Agreement. For the avoidance of doubt, Seller shall be under no obligation to consent to an election under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company pursuant to this Agreement.

(b) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, Buyer shall cause the Company and its Subsidiaries to carry on its business only in the Ordinary Course of Business and shall not allow the Company or its Subsidiaries to engage in any transactions outside the Ordinary Course of Business.

(c) Cooperation on Tax Matters. Buyer and the Seller and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Returns, obtaining Tax refunds (or credits), any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation shall include, upon either party’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis during normal business hours to provide additional information, and explaining any materials provided pursuant to this Section 6.4. Following the Closing, Seller, Buyer, and their respective Subsidiaries and Affiliates shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company or its Subsidiaries for Pre-Closing Tax Periods until the tenth anniversary of the Closing Date, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, each party shall give thirty (30) days prior written notice of any such proposed disposition or destruction to the other party, and such other party shall have the right, in its sole discretion, to take possession of such materials and documents. Each party shall provide to the others, within five (5) Business Days of the receipt thereof, copies of any tax-related communications that it receives that may impact the other party’s Tax liability or filing responsibilities, right to Tax refunds (or credits), or indemnity obligations, provided that the failure to provide such communications shall not relieve a party from its obligations of indemnification under this Agreement, unless the failure had a negative impact on the obligation to indemnify.

(d) Transfer Taxes. Buyer shall be liable for and shall hold the Seller harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the purchase and sale of the Shares and other transactions contemplated hereby. Buyer will provide evidence to Seller that the sale of the Shares has been timely registered and that applicable Transfer Taxes have been timely paid.

(e) Tax Contests.

(i) The Seller shall have the right to control any audit, litigation or other proceeding with respect to Seller Group Tax Returns for Pre-Closing Tax Periods.

(ii) Buyer shall have the right to control, and Seller shall have the right to participate in (at its sole cost and expense) any audit, litigation, any Tax Contest or other proceeding with respect to income Taxes and income Tax Returns of the Company or its Subsidiaries for Pre-Closing Tax Periods or any Straddle Period (a “Pre-Closing Tax Contest”); provided, however, that Buyer shall not settle or compromise any such Pre-Closing Tax Contest in a manner that would reasonably be expected to adversely affect the Tax liability of the Company or its Subsidiaries for any Pre-Closing Tax Period without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(f) Straddle Period. For all purposes of this Agreement, including but not limited to, Section 6.4(d), in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the Pre-Closing Tax Period shall (A) in the case of Taxes that are (1) based upon or measured by income or receipts, (2) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), or (3) sales and use taxes, value-added taxes, employment taxes, withholding taxes or similar Taxes, be deemed equal to the amount that would be payable if the taxable year or period of the Company ended at the end of the day on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (B); and (B) in the case of Taxes (other than those described in clause (A)) be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.

(g) All Tax sharing agreements and similar agreements between Seller and its Affiliates, on the one hand, and any Group Company, on the other, shall be terminated on or prior to the Closing Date, and from and after the Closing the Group Companies shall have no right or liability thereunder.

Section 6.5 Books and Records. Each party shall, and following the Closing shall cause each of its Subsidiaries as applicable (including, in the case of Buyer, the Company), to, until the sixth (6th) anniversary of the Closing Date (except with respect to Tax records, which are governed by Section 6.4(c) of this Agreement), use reasonable efforts to retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the other party or any of the representatives during the normal business hours of Seller, Buyer, Company or such Subsidiary, as applicable, upon reasonable request (which shall specify the bona fide business purpose for such request, including regulatory inquiries or litigation defense, and identify the specific books, records or documents sought) and upon reasonable notice; provided, that such access shall be limited to those books, records and documents that are reasonably necessary for the stated purpose. The access provided pursuant to this Section 6.5 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Group Companies or Seller, as the case may be, and in no event will Buyer, Seller or the Group Companies be required to furnish any documents or information pursuant to this Section 6.5 that are required by any applicable Law or Governmental Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. Notwithstanding the foregoing, if the parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 6.5 shall be subject to any applicable rules relating to discovery.

Section 6.6 Exclusivity. Parent, the Seller and the Company agree that from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, neither Parent, the Seller nor the Company shall, and Parent, the Seller and the Company shall instruct their respective representatives not to, solicit, facilitate, initiate or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into negotiations, discussions or any agreement regarding the terms of, any sale of Equity Interests or (except as would not violate the prohibitions set forth in Section 6.1(h)) assets of any Group Company (including any sale structured as a merger, consolidation or similar business combination) or any similar transaction with any Person other than Buyer, its Affiliates and their respective representatives. During the period from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, Parent, Seller and the Company shall also: (A) immediately cease any such discussions or negotiations that are ongoing; (B) promptly disable access to the Company’s electronic data room provided to any such Person in connection with such discussions; and (C) use its reasonable best efforts to cause its representatives to also cease any such negotiations or discussions.

Section 6.7 D&O Indemnification.

(a) Survival of Indemnification. Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each present and former director, officer, employee, fiduciary or agent of the Company (each, together with each such person’s heirs, executors or administrators, a “Company Indemnified Person” and collectively, the “Company Indemnified Persons”), as provided in the Organizational Documents or indemnification agreements of the Company in effect as of the Put Option Date (and which have been made available to Buyer) with respect to any matters occurring on or prior to the Closing, shall survive the Closing and shall continue in full force and effect for a period of six (6) years. For a period of six (6) years after the Closing, except as required by applicable Law, the Company will not (and Buyer will cause the Company to not) amend or modify in any way adverse to the Company Indemnified Persons the exculpation, indemnification and advancement provisions set forth in the Organizational Documents or indemnification agreements of the Company with respect to time periods on or prior to the Closing Date without the prior written consent of such Company Indemnified Persons.

(b) Insurance. At or prior to the Closing, Buyer shall obtain on behalf of the Company and fully pay for, at Buyer’s expense, non-cancellable “tail” insurance policies (the “D&O Tail Policies”) with a claims period of at least six (6) years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies, for the Persons who are or were covered by the Company’s existing directors’ and officers’ liability insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Closing; provided, however, that in no event shall Buyer be required to expend for such D&O Tail Policies an aggregate premium in excess of 300% of the annual premium currently attributable to the Group Companies’ coverage under the directors’ and officers’ liability insurance policy maintained by the Seller Group (the “Maximum D&O Premium”), and if the cost of such D&O Tail Policies would exceed the Maximum D&O Premium, Buyer shall obtain the maximum coverage available for an aggregate premium equal to the Maximum D&O Premium.

(c) Benefit. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person, his or her heirs, executors or administrators and his or her other representatives and cannot be amended in a manner adverse to a Company Indemnified Person without such person’s consent. Each Company Indemnified Person is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section.

Section 6.8 Regulatory Compliance.

(a) As soon as reasonably practicable following the execution and delivery of this Agreement, but in no event later than thirty (30) days thereafter, each of Buyer and the Seller (on behalf of the Company) shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Bodies in accordance with this Section 6.8(a), notifications with respect to the transactions contemplated hereby pursuant to applicable antitrust, competition, foreign direct investment, and national security Laws (collectively, “Antitrust Laws”); provided, that (i) such deadline shall be subject to the Seller and the Company providing to Buyer in a timely manner all information and documentation reasonably necessary for Buyer to prepare and file such notifications and (ii) where it is necessary or appropriate under applicable Antitrust Laws to file a draft notification prior to filing a final notification, such deadline shall apply to the filing of such draft notification. Buyer shall pay all filing fees required to be paid in connection therewith. As soon as reasonably practicable following the execution and delivery of this Agreement, but in no event later than thirty (30) days thereafter, Buyer may submit a briefing paper to the CMA’s merger intelligence committee setting out the reasons why the CMA should not commence an investigation. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to proactively approach any Governmental Body in connection with any Antitrust Law without the prior written consent of the Seller acting reasonably, unless notification to such Governmental Body has been agreed between the Parties in writing on or prior to the execution and delivery of this Agreement.

(b) Buyer and the Seller shall cooperate and use their respective commercially reasonable efforts to supply all information requested by Governmental Bodies in connection with all required filings pursuant to Section 6.8(a), including by: (i) timely furnishing to each other all information concerning Buyer and/or its Affiliates or the Company, as applicable, that is required to be included in such filings; (ii) promptly providing the other party with copies of all written communications to or from any Governmental Body relating to any filings submitted in connection with the transactions contemplated hereby; (iii) keeping each other reasonably informed of any communication received or given in connection with any proceeding regarding the transactions contemplated hereby; and (iv) providing the other Party and its counsel with advance notice of, and the opportunity to review and comment on (and shall consider in good faith the views of the other Party with respect to), any correspondence or submission with or to any Governmental Body in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby (other than correspondence or communications that are purely administrative or ministerial in nature,), and shall provide the other Party and its counsel with advance notice of, and the opportunity to participate in, any material in person, video or telephonic discussion or meeting with any Governmental Body in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby; provided, however, that in no event shall Buyer or Seller have access to any information of the other Party that (i) based on advice of such other Party’s counsel, would violate or create any potential liability under applicable Law or would impair the exercise of any legal privilege, (ii) in the reasonable judgment of such other Party, would result in the disclosure of any trade secrets of such other Party or (iii) in the reasonable judgment of such other Party, would violate any obligation of such other Party with respect to confidentiality or data protection requirements; provided further that where access to information cannot be provided due to the exceptions set forth in the foregoing clauses (i) or (ii), to the extent permitted under applicable Law, such other Party shall make available such information in connection with any filing on an outside counsel-to-counsel basis. Subject to Buyer allowing Seller to have reasonable consultation rights, including the Seller and its counsel having advance notice of, and the opportunity to review and comment on, any correspondence or submission to a Governmental Body, Buyer acting in good faith shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Body regarding the application of any Antitrust Laws to the transactions contemplated by this Agreement.

(c) Buyer shall use its reasonable best efforts to take promptly, or cause to be taken, any and all reasonable steps to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under all applicable Antitrust Laws, so as to enable the parties to consummate the transactions contemplated hereby on or before the Termination Date; provided that nothing in this Section 6.8(c) shall require, or be construed to require: (i) Buyer or any of its Affiliates, in order to effect any such clearance, consent, approval or waiver, to propose, offer, negotiate, commit to, agree to or effect by consent decree, hold separate orders, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of any assets or businesses, assets, equity interests, product lines or properties of Buyer, any Group Company or their respective Affiliates, or otherwise incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Buyer or the Group Companies or the anticipated benefits to Buyer of the transactions contemplated by this Agreement; or (ii) Buyer to appeal or seek judicial review of any adverse decision, order or ruling issued by any Governmental Body declining to grant any clearance, consent, approval or waiver under any applicable Antitrust Laws. The Seller shall cooperate with Buyer and take such commercially reasonable actions as Buyer may reasonably request in connection with obtaining such clearances, consents, approvals and waivers.

(d) Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 6.9 Access to Information.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, the Company shall (and shall cause the Group Companies to) permit Buyer to have reasonable access (at reasonable times and upon reasonable notice) to the properties, books, records and contracts, employees, and any other information relating to the business, properties, assets and personnel of the Group Companies, except for (i) privileged attorney-client communications or attorney work product, (ii) information or materials required to be kept confidential by applicable Law or any contract of the Company and (iii) information or materials that relate to the proposed sale of the Company or the negotiation, execution and delivery of this Agreement; provided, however, that, in such instances, Seller shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i), (ii) or (iii). Any investigation by Buyer shall not unreasonably interfere with the business or operations of the Company.

(b) Subject to compliance with applicable Laws, from the date of this Agreement until the Closing, the Seller shall confer, at mutually convenient times during normal business hours and upon reasonable prior notice, with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Group Companies and the general status of the ongoing operations of the Group Companies; provided that such discussions shall generally occur no more frequently than once per week, except as may be reasonably required in connection with any material development affecting the Group Companies or in anticipation of the Closing.

(c) No information or knowledge obtained by Buyer during the pendency of the transactions contemplated hereby in any investigation pursuant to this Section 6.9 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

(d) Within twenty (20) days following the date hereof, the Company shall deliver to Buyer an electronic copy of the online data room maintained on behalf of the Seller and/or the Group Companies in connection with the transactions contemplated by this Agreement, which shall indicate, for each document, the date that such document was first uploaded to the data room.

(e) Within thirty (30) days following the date of this Agreement, the Seller shall cause the Company to provide to Buyer a true, complete and accurate list of the Material Vendors identified in Section 3.20(b) of the Disclosure Schedule, together with such information regarding such Material Vendors as is reasonably necessary for Buyer’s transition planning and preparation for the Closing . Seller shall promptly notify Buyer of any material changes to such list occurring after the date hereof and prior to the Closing.

(f) Prior to the Closing, the Seller shall use commercially reasonable efforts to cause the Company to make available for inspection by Buyer all Contracts with third-party vendors that have been identified by the Company as essential to the operation of the Business, to the extent such Contracts are in electronic form and readily accessible to the Company.

Section 6.10 Efforts to Consummate. Subject to Section 6.8 and Section 6.18, each of Buyer, the Seller and the Company shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein), and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to Closing set forth in Article VII and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date.

Section 6.11 Treatment of Tripadvisor Equity Awards held by Company Employees.

(a) Each restricted stock unit award with respect to shares of common stock of Tripadvisor, Inc. (“Tripadvisor”) held by a Company Employee that is outstanding as of the Closing Date and set forth in Section 6.11(a) of the Disclosure Schedule that is subject solely to time-based vesting conditions (each, a “Tripadvisor RSU”) shall automatically terminate on the Closing Date. Within thirty (30) days following the Closing Date, Buyer shall replace such Tripadvisor RSUs with a cash award in an amount equal to (x) the number of shares of Tripadvisor common stock underlying such Tripadvisor RSUs immediately prior to the Closing Date, multiplied by (y) the closing market price of the Tripadvisor common stock on the trading day immediately preceding the Closing Date, such cash award to vest and become payable on the same vesting schedule that applied to the Tripadvisor RSUs immediately prior to the Closing Date.

(b) Each restricted stock unit award with respect to shares of common stock of Tripadvisor held by a Company Employee that is outstanding as of the Closing Date and set forth in Section 6.11(b) of the Disclosure Schedule that is subject to performance-based vesting conditions (each, a “Tripadvisor PSU”), shall automatically terminate on the Closing Date. Within thirty (30) days following the Closing Date, Buyer shall replace such Tripadvisor PSUs with a cash award in an amount equal to (x) the number of shares of Tripadvisor common stock underlying such Tripadvisor PSUs (assuming achievement of all applicable performance conditions at target levels) immediately prior to the Closing Date, multiplied by (y) the closing market price of the Tripadvisor common stock on the trading day immediately preceding the Closing Date, such cash award to vest and become payable on the same vesting schedule that applied to the Tripadvisor PSUs immediately prior to the Closing Date (and, for the avoidance of doubt, shall not include any performance-based vesting terms or conditions).

(c) Following the Closing Date, no such Tripadvisor RSUs or Tripadvisor PSUs held by a Company Employee, directly or indirectly, shall remain outstanding and each former holder of any such Tripadvisor RSUs and Tripadvisor PSUs shall cease to have any rights with respect thereto except as set forth in this Section 6.11.

Section 6.12 Transition Services Agreement. During the period between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), each of the parties shall cooperate in good faith to negotiate and finalize the schedule to the Transition Services Agreement, in accordance with the principles set forth on Exhibit F. On the Closing Date, each of Buyer and Seller shall execute and deliver the Transition Services Agreement, in the form attached as Exhibit C hereto, with such modifications as the parties may agree.

Section 6.13 Intellectual Property License, Assignment and Cessation of Use.

(a) Intellectual Property License. To the extent that any Seller Technology is, as of the date hereof or as of the Closing Date, incorporated in or embodied in, or necessary to use any Company Products or otherwise used in the Business (such Seller Technology, excluding the Assigned Intellectual Property, the “Residual Seller Technology”), the Seller hereby grants to each Group Company (effective as of the Closing) a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable, transferable license, under the Intellectual Property Rights owned or controlled by the Seller or any of its Affiliates (other than any Group Company), to use, reproduce, modify, create derivative works of, distribute, display, perform, make, have made, import, export and otherwise exploit such Residual Seller Technology, solely in connection with Company Products (and their natural extensions, adaptations and integrations within the Business), for avoidance of doubt, as such Business may naturally evolve including by way of natural integration with Buyer’s or any of its Affiliates’ business relating to reservation booking, payment processing, guest and table management platforms for restaurants and similar venues (“Buyer’s Similar Business”), including making, using, selling, offering to sell and importing any Company Products (and their natural extensions, adaptations and integrations within the Business, for avoidance of doubt, as such Business may naturally evolve including by way of natural integration with the Buyer’s Similar Business).

(b) Intellectual Property Assignment. To the extent the Seller or any of its Affiliates (other than any Group Company) owns as of the Closing any Intellectual Property Rights (other than Marks, except for the domain names listed in Annex 3.13(a) for which Tripadvisor LLC is identified as the owner or registrant, which domain names shall be included in the Assigned Intellectual Property) that (i) have been developed or created by individuals who were, at the time of such creation or development, employed by Seller or its Affiliates and exclusively dedicated to the Business, or otherwise created or developed solely for or on behalf of the Business or for the benefit of the Group Companies, (ii) subsist in the Reservation Service Data or (iii) are exclusively related to the Business (the “Assigned Intellectual Property”), the Seller

hereby irrevocably sells, assigns, transfers, conveys and delivers (effective as of the Closing), and shall cause its applicable Affiliates to irrevocably sell, assign, transfer, convey and deliver, to the Company, all right, title and interest of the Seller and such Affiliates in and to such Assigned Intellectual Property, including:

(i) all goodwill associated therewith;

(ii) all rights to collect royalties, damages and profits for past, present and future infringement, misappropriation or other violation thereof; and

(iii) all other statutory protections and rights relating thereto.

(c) The Seller shall, and shall cause its applicable Affiliates to, execute such further instruments of assignment, transfer and conveyance and take such further actions as may be reasonably necessary or desirable to effectuate the assignment contemplated by Section 6.13(b), including, as applicable: (i) executing assignments in forms suitable for recording with applicable intellectual property offices; and (ii) completing all domain name transfer formalities with the appropriate registrars.

(d) At the Closing (or, with respect to any immaterial item, as promptly as practicable thereafter, but in any event within ninety (90) days following the Closing Date), Seller shall deliver, or shall cause to be delivered, to Buyer (i) embodiments of all Assigned Intellectual Property and of any Intellectual Property Rights licensed under Section 6.13(a) and (ii) all Company Data, together with any related documentation; in each case of (i) and (ii), to the extent not in the possession of the Group Companies as of Closing. Without limiting the foregoing, if, following the Closing Date, Buyer or Seller identifies any of the foregoing items that should have been delivered to Buyer, Seller shall promptly deliver, or cause to be delivered, such item to Buyer.

(e) On and from Closing, the Seller shall, and shall cause its applicable Affiliates (excluding the Group Companies) to, cease all use of any Company-Owned Intellectual Property, Assigned Intellectual Property and Company Data save as otherwise expressly permitted under the terms of this Agreement or any other Ancillary Agreement or agreement between any member of the Seller Group (excluding the Group Companies) and Buyer or any of its Affiliates (including, from and after Closing, the Group Companies).

(f) Between the date of this Agreement and the Closing, where requested by the Buyer, the Seller shall, and shall cause its applicable Affiliates (excluding the Group Companies) to provide reasonable assistance to a Group Company, in making new applications for registration (in the name of such Group Company) for equivalent standalone Marks that do not contain (and are not confusingly similar to) any Mark (excluding the portion of any Composite Mark that relates to the Business and not to the Seller’s business) owned by the Seller Group excluding the Group Companies to replace in all material respects any Composite Marks owned by the Seller Group (excluding the Group Companies) or by any Group Company (such Marks, the “Replacement Marks”), on a basis that is reasonably satisfactory to the Buyer and preserves to the fullest extent permissible the original priority date of (and all other material rights in relation to the portion of such Composite Mark containing a Mark specific to any Group Company) the existing Composite Marks in their applicable jurisdictions. The Seller acknowledges and agrees that, from and after Closing, the Buyer and Group Companies may continue to maintain and enforce any such Composite Marks that have not been replaced in accordance with this subsection until such time as the corresponding Replacement Mark has been issued or granted or the application for such Replacement Mark has been abandoned, cancelled or allowed to lapse (and in each case, no longer than two (2) years from the Closing), after which time the Buyer shall procure that the relevant Group Company files a request to cancel such Composite Mark within 90 days from such cancellation, abandonment or lapse. Prior to Closing, the

Seller may (and may allow the relevant Group Company to) withdraw or cancel any Composite Mark for which a Replacement Mark has been issued or granted to the reasonable satisfaction of the Buyer, and shall otherwise do so at the request of the Buyer with respect to any Composite Marks owned by the Seller Group after Closing.

(g) As promptly as practicable after the date of this Agreement and in any event prior to the Closing Date, to assist the Seller Group (excluding the Group Companies) and the Group Companies with clarifying their respective rights in Intellectual Property Rights following the Closing, the parties to this Agreement shall work together in good faith to identify and list in reasonable detail in Schedule 6.13:

(i) any material Assigned IP; and

(ii) any material Residual Seller Technology.

Section 6.14 R&W Insurance Policy. Buyer may, in its sole discretion, obtain a buyer-side representation and warranty insurance policy in connection with the transactions contemplated by this Agreement (the “R&W Insurance Policy”). None of the Seller nor any of its Affiliates shall have any liability or obligation to indemnify or compensate Buyer or any other Person to the extent Buyer does not obtain or maintain an R&W Insurance Policy, or to the extent that the terms thereof do not provide coverage for any specific type or category of claims or losses, or to the extent the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder. The Seller shall provide reasonable cooperation to Buyer as reasonably requested by Buyer in connection with Buyer obtaining the R&W Insurance Policy and removing any conditional exclusions therefrom. The Seller shall, as promptly as reasonably practicable (but not later than ten (10) Business Days) following the Closing Date, deliver to Buyer an updated electronic copy of the online data room maintained on behalf of the Seller and/or the Group Companies in connection with the transactions contemplated by this Agreement, which shall indicate, for each document, the date that such document was first uploaded to the data room.

Section 6.15 Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and` Seller shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

Section 6.16 Non-Competition; Customer and Employee Non-Solicitation.

(a) For a three (3) year period following the Closing Date, neither Parent nor any of its Subsidiaries shall directly or indirectly (i) establish, maintain or engage in, either alone or with others, as a stockholder or otherwise, a business that offers products or services substantially the same as the Business or the same as those offered by the Group Companies, (ii) establish or seek to establish a business that is substantially similar to the Business or that is intended to compete with the Business or (iii) engage in any business that competes with the Business, in each case, in any jurisdiction in which the Group Companies operate as of the Put Option Date; provided, however, that the restrictions in (i), (ii) and (iii) shall not apply to (1) any product, service or business that is currently offered or conducted by Parent or its Subsidiaries (other than the Group Companies) as of the Put Option Date or (2) any product, service or business conducted by any Person in which Parent or any of its Subsidiaries hold less than 5% of the class of securities of such Person traded on a national or international securities exchange; provided, further, that this Section 6.16(a) shall not limit Parent or any of its Subsidiaries from acquiring a Person, or one or more divisions or lines of business of a Person, that engages in activities restricted by the preceding clauses (i), (ii) or (iii) so long as, (x) immediately prior to the time of such acquisition, the restricted activities do not account for more than 20% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person, to be so acquired for its most recent fiscal year preceding the acquisition or (y) within twelve (12) months of the closing of such acquisition, Seller divests assets or winds down activities such that the restricted activities do not account for more than 20% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person.

(b) For a one (1) year period following the Closing Date, neither Parent nor any of its Subsidiaries shall directly or indirectly (including through representatives or other third parties) (i) solicit for employment, consulting services, or any similar arrangement any Continuing Employee, (ii) hire or engage (whether as a manager, director, officer, employee, contractor, consultant or other individual service provider) any Continuing Employee or (iii) otherwise induce or encourage any Company Employee to terminate such Company Employee’s employment with a Group Company or Buyer; provided that such restrictions shall not (x) apply to Persons that have been terminated by Buyer or its Affiliates at least six (6) months prior to any solicitation or the commencement of employment or engagement discussions between Parent, Parent or its Subsidiaries and such Person or (y) prohibit general solicitations for employment or engagement through advertisements or other means that are not specifically directed towards any such Continuing Employee or the hiring of any Person responding to such solicitation.

(c) Seller understands and acknowledges that the restrictive covenants and other agreements contained in this Section 6.16 are an essential part of this Agreement and the transactions contemplated hereby. It is the intention of the parties that, if any of the restrictions or covenants contained herein are held to be for a length of time that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable time period and other provisions as shall be valid and enforceable under applicable Law.

Section 6.17 Sanctions Screening Cooperation; Contractor Territory Restrictions.

(a) During the period from the date of this Agreement until the Closing (or the earlier termination of this Agreement in accordance with Article VIII), and subject to Section 6.17(d) below:

(i) the Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts and cooperate in good faith with Buyer to, build, test and implement a sanctions screening process to enable Buyer or the Group Companies, as applicable, to perform screening of customers (including data of controlling persons thereof, if data is available) in the Group Companies’ customer databases and end users upon the Closing. Such process may consist of either (A) the automated integrations and processes set forth on Exhibit D, including API connections, automated screening responses and automated file connections, or (B) a manual screening process pursuant to which Seller or the Group Companies, as applicable, transmit Screened Customer data to Buyer for screening of new customers on up to a daily basis or of existing customers and end users on a weekly basis, and Buyer communicates screening results to the applicable Group Company, in each case together with such data files, reporting, testing and implementation activities as are reasonably necessary to support the selected process. In either case of (A) or (B), Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts and cooperate in good faith with Buyer to generate and transmit the customer and data files in substantially the form attached as Exhibit E;

(ii) the Seller shall either (x) use commercially reasonable efforts to perform sanctions screening of the Group Companies’ customers and vendors in the five (5) year period preceding the date hereof (the “Screened Customers” and “Screened Vendors”, respectively) and on the Company Employees (the “Screened Employees”) or (y) no later than thirty (30) days after the date of this Agreement, provide Buyer with reasonably sufficient data for Buyer (or a third-party screening vendor engaged by Buyer) to perform sanctions screening of Screened Customers, the Screened Employees and the Screened Vendors as reasonably required by Buyer (in which case, the Parties shall provide such data in accordance with Privacy Laws). If, in connection with the processing, transfer, disclosure or sharing of data contemplated under this Section 6.17, the Parties are required under applicable Privacy Laws to enter into a data processing agreement, data sharing agreement or other similar arrangement, the Buyer and Seller shall cooperate in good faith and use reasonable best efforts to negotiate and execute such agreement as may be necessary to ensure compliance with applicable Privacy Laws.

(A) If Seller performs the screening pursuant to Section 6.17(a)(ii)(x) above, Seller shall perform the screening using a third-party screening vendor and methodology that is reasonably acceptable to Buyer and Seller. Seller shall screen the Screened Customers, the Screened Employees and the Screened Vendors against U.S., EU, UN and other Sanctions lists that may be reasonably agreed by Buyer and Seller based on the information, including, as applicable and where appropriate for screening purposes, names, addresses and identification numbers of such Screened Customers, Screened Employees, Screened Vendors and any controlling persons thereof that the Group Companies have on file with the Seller or Group Companies at the time of such screening. Should Buyer not approve reimbursement of the expenses incurred by Seller in connection with the above described sanctions screening pursuant to Section 6.17(b), then Seller shall no longer have any obligation to perform such screening described in this Section 6.17; and

(B) If Buyer performs the screening pursuant to Section 6.17(a)(ii)(y) above, Seller shall, and shall cause the Group Companies to, promptly cooperate in good faith with Buyer and provide information and assistance reasonably requested by Buyer to determine whether any potential match constitutes a false positive or a confirmed match, which cooperation may include reviewing relevant internal records, making appropriate personnel available, and conducting reasonable outreach to the applicable Screened Customer, Screened Vendor, Screened Employee or other relevant third party to obtain information necessary to resolve the potential match;

(iii) the Seller shall cause the Group Companies to promptly suspend (or terminate the contract of) any customers or vendors identified as true matches to a Restricted Party through the process conducted under Section 6.17(a)(ii) and where continued service provided to or received from such customers or vendors would breach applicable Sanctions. Seller shall provide a third-party screening report to Buyer describing (x) the process conducted under Section 6.17(a)(ii) with respect to Screened Customers and Screened Vendors and (y) any suspension or termination of customers or vendors undertaken pursuant to this paragraph at least ten (10) Business Days prior to Closing;

(iv) in the event that any Screened Employee is identified as a true match to a Restricted Party through the process conducted under Section 6.17(a)(ii) and where continued employment of such employees would breach applicable Sanctions (the “Restricted Party Employee”), the Seller shall promptly inform Buyer if Seller performs the screening pursuant to Section 6.17(a)(ii)(x) above, or if Buyer or a Buyer-engaged third party performs the screening, Buyer will promptly inform the Seller. Seller and Buyer will discuss in good faith any measures that are then required to be taken in respect of such Restricted Party Employee (including any suspension or termination of employment).

(v) If Seller performs the screening pursuant to Section 6.17(a)(ii)(x) above for Screened Customers, Screened Employees, or Screened Vendors, at least ten (10) Business Days prior to Closing, Seller shall provide to Buyer (a) a third-party screening report describing (x) the process conducted under Section 6.17(a)(ii) with respect to any screened population and (y) any measures carried out in respect of any confirmed positive match in the Screened Customers, Screened Employees, or Screened Vendors, as applicable, and (b) the data files used to conduct the screening of the Screened Vendors and Screened Customers under Section 6.17(a)(ii);

(b) Buyer shall promptly reimburse Seller upon demand for all reasonable, out-of-pocket costs and expenses incurred by Seller and its Affiliates for actions reasonably requested by Buyer in connection with the matters described in this Section 6.17 (which may include costs and expenses related to the engagement of third party vendors, consultants, contractors, legal counsel, and other service providers by Seller or any Group Company to perform or assist with the matters described in this Section 6.17); provided that Buyer shall not be required to reimburse Seller for any such costs and expenses in excess of $100,000 in the aggregate that are incurred without Buyer’s prior written consent; provided, further that, to the extent Buyer does not provide such consent, Seller and Buyer shall work together in good faith to implement alternative arrangements to complete the actions under this Section 6.17 with respect to the matters to which such consent relates, it being understood and agreed that such alternative arrangements will not require Seller or any of its Affiliates (including the Group Companies) to incur material costs or deploy or use internal resources to perform any actions that can instead be reasonably performed by a third party vendor, consultant, subcontractor or other service provider unless otherwise expressly agreed by Seller in its sole discretion;

(c) Neither Seller nor any Group Company shall be required to grant rights or other accommodations or incur obligations to any Person, to make any payments or pay any other consideration to any Person, or provide guarantees for any Person, or to initiate any Legal Proceeding against any Person, in connection with complying with this Section 6.17 (other than reasonable payments for the engagement of vendors, contractors, legal counsel, consultants or other service providers that are permitted or approved by Buyer as provided above so long as such payments are reimbursed by Buyer).

(d) So long as Seller has not materially or willfully breached its obligations (taken as a whole) to use commercially reasonable efforts as set forth in this Section 6.17, in no event will the failure or inability of Seller and its Affiliates to effect or complete the requested cooperation activities set forth in this Section 6.17 prior to the Closing, in and of itself, affect the conditions for the consummation of the transactions contemplated by this Agreement (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate this Agreement under Article VIII.

(e) Prior to the Closing Date, the Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts to remove from all work related to the Business any individual independent contractor, consultant or other individual service provider (or any individual staffed to any Group Company by a third-party staffing, outsourcing or similar vendor) who is located in Ukraine or any Sanctioned Territory (each, a “Restricted Territory Contractor”).

Section 6.18 Third Party Consents; Shared Contracts.

(a) The Seller shall (and shall cause its Affiliates including the Group Companies to) use commercially reasonable efforts to promptly obtain, such consents, approvals, agreements and authorizations of third parties, give and make all notices and filings to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated hereby (or contemplated by any Ancillary Agreement) and to enable the Group Companies (or Buyer) to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which any Group Company is a party or is bound or by which any of its assets is bound, including the consents, authorizations, notices and actions that are listed on Section 6.18(a) of the Disclosure Schedule. Seller and the Company will (x) consult with Buyer beforehand regarding the process for seeking such consents, approvals, agreements and authorizations, providing such notices and taking such action, (y) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such consent, approval, agreements and authorization requests and notices and (z) incorporate any reasonable comments thereto made by Buyer.

(b) Without limiting Section 6.18(a), prior to Closing, the parties shall, and shall cause their Affiliates to, cooperate and use their respective commercially reasonable efforts to assist the Buyer in negotiating for the benefit of the Business with the counterparty to each Shared Contract to enter into a new Contract (or Contract amendment, transfer or other arrangement, as applicable) with respect to the rights and obligations applicable to the Business under each Shared Contract (each such new Contract entered into, a “Replacement Contract”). If the Parties are not able, with respect to any such Shared Contract, to obtain a Replacement Contract prior to Closing, for a period of twelve (12) months following the Closing, Parent, the Seller, the Buyer and their respective Affiliates shall continue to use commercially reasonable efforts to cause such counterparty to enter into a Replacement Contract. For avoidance of doubt, nothing shall require the Group Companies or the Buyer to accept or enter into any Replacement Contract or Alternative Arrangement where the Buyer elects not to do so in its sole and absolute discretion.

Section 6.19 Termination of Affiliate Arrangements. All Contracts between a Group Company, on the one hand, and any of their respective Affiliates, on the other hand, other than (a) the Existing Partnership and Content Licensing Agreements (with the modifications to such Contracts as specified in Schedule A of this Agreement), (b) as set forth on Section 6.19 of the Disclosure Schedule, (c) as contemplated by any Ancillary Agreement, or (d) any Contracts to which only Group Companies are party, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be deemed to have been satisfied. The terms of Schedule A shall apply in respect of the negotiation and finalization of the Content Licensing Amendment Agreement between the date of this Agreement and the Closing Date.

Section 6.20 Settlement of Intercompany Balances. Subject to Section 6.19, prior to the Closing, the Seller shall, and shall cause its Affiliates to, settle in full all intercompany balances (whether payables, receivables, loans or otherwise) (other than the intercompany balances set forth in Section 6.20 of the Disclosure Schedule) between any Group Company, on the one hand, and the Seller or any of its Affiliates (other than the Group Companies), on the other hand. For the avoidance of doubt, to the extent any such intercompany balances are not settled in full prior to Closing, such unsettled amounts shall be treated as Indebtedness pursuant to clause (xix) of the definition thereof.

Section 6.21 Security and Open Source Software Assessments.

(a) During the period commencing on the date of this Agreement and ending on the Closing Date, Parent and Seller shall, and shall cause the Group Companies to:

(i) cooperate in good faith with Buyer to initiate no later than ten (10) Business Days following the date of this Agreement, and to complete promptly, any reasonable security assessment (which may include forensic and compromise assessments) and/or Open Source Software scan initiated by Buyer or an authorized third party designated by Buyer (at Buyer’s sole cost) in connection with the transactions contemplated by this Agreement, including by providing any such authorized third party with any relevant data and information that is readily accessible to any member of the Seller Group (including any Group Company) and access to any relevant Software (including its source code), systems, personnel, reporting and documentation that is readily accessible to any member of the Seller Group (including any Group Company), in each case as reasonably requested by Buyer to complete such assessment and generate report(s) setting out such assessment and the associated risks (each, a “Report”); and

(ii) use commercially reasonable efforts to remediate promptly (and in any event, no later than ten (10) Business Days before the anticipated Closing Date), in a manner approved in advance by Buyer (and not by taking any actions to which Buyer reasonably objects), any information security vulnerabilities, risks, Open Source Software license conflicts or deficiencies that are critical or high-severity in any such Report.

(b) If any critical, high-severity or other material vulnerabilities, risks, Open Source Software license conflicts or deficiencies have not been remediated by the Closing Date, to the extent any Seller Group personnel are required for such remediation after the Closing Date, Seller shall reasonably cooperate to make such personnel available to reasonably assist Buyer after the Closing with such remediation.

(c) For the avoidance of doubt, so long as neither Parent nor Seller has materially or willfully breached its obligations (taken as a whole) as set forth in this Section 6.21, in no event will the failure or inability of Parent, Seller or their respective Affiliates to effect or complete the requested cooperation activities described above prior to the Closing (including any remediation), the outcome of any such security assessment or whether or not Parent or Seller is able to remediate of any security vulnerabilities or deficiencies, in and of itself, cause any of the conditions for the consummation of the transactions contemplated by this Agreement to not be satisfied or give rise to any right to terminate this Agreement under Article VIII, and none of Parent, Seller or any Group Company shall be required to make any payments to or provide guarantees for any third parties in connection with complying with the immediately preceding sentence.

Section 6.22 Minimum Cash. Seller shall use commercially reasonable efforts to cause the Group Companies to maintain Cash as of the Closing in an amount not less than an amount equal to three (3) months of the Group Companies’ operating expenses (as determined in accordance with the Accounting Principles); provided that, for the avoidance of doubt, any Cash maintained by the Group Companies in satisfaction of this obligation shall be included in the definition of Cash for purposes of calculating the Base Purchase Price and the Final Purchase Price hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of All Parties. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by each party in writing) of the following conditions as of the Closing Date:

(a) Any applicable waiting periods (and any extensions thereof) under all applicable Antitrust Laws shall have expired or otherwise been terminated, and any applicable clearances under all applicable Antitrust Laws have been received.

(b) No Law or Governmental Order (whether or not final or nonappealable) shall have been issued, enacted or entered into (and remain in effect) which would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated hereby or (iii) cause such transactions to be rescinded.

Section 7.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Company, Seller or Parent (as applicable) set forth in:

(i) the first sentence of Section 3.1(a) (Organization; Power and Authority; Capital Structure), Section 3.1(b) and Section 3.1(c) (Organization, Power and Authority; Capital Structure), the fourth sentence of Section 3.2 (Subsidiaries), Section 3.3(a)(ii) (No Conflict; Consents), Section 3.6(ii) (Operating in Ordinary Course of Business), Section 4.1 (Organization, Power and Authority), Section 4.2(a) (Non-Contravention), and in Section 4.3 (Ownership) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Section 3.3(b) (No Conflict; Consents), Section 3.19 (Brokers), and Section 4.4 (Brokers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

(iii) all other sections of Article III and Article IV (other than as specifically identified in clauses (i) or (ii) of this Section 7.2(a)), without giving effect to any materiality or “Material Adverse Effect” or similar qualifications in such representations and warranties, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct would not result in a Material Adverse Effect.

(b) Performance. The Company, the Seller and Parent shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the Put Option Date.

(d) Platform Customers. The number of venues (as calculated using the methodology consistent with that used in arriving at the number of venues set forth in Section 7.2(d) of the Disclosure Schedule) as of the Closing (other than venues that have given written notice to the Company prior to the Closing of their intention to terminate (or not renew) their relationship with the Company) will be equal to or greater than 80% of the “Total Venue Count” set forth in Section 7.2(d) of the Disclosure Schedule; provided that, solely for purposes of calculating the number of venues under this Section 7.2(d), any venue that either has been suspended, or whose contract has been terminated, by the Company prior to the Closing following identification of such venue as a true match to a Restricted Party through the screening process conducted by the Company described in Section 6.17, shall nonetheless be deemed to be a venue as of the Closing.

(e) Compliance Certificate. The Company shall have delivered to Buyer a certificate signed by a duly authorized representative of each of Seller and Parent, dated as of the Closing Date, stating that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(d) have been satisfied.

Section 7.3 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to material, materiality or similar qualifications, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of at the Closing as though such representations and warranties were made on and as of such date or time (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c) Compliance Certificate. Buyer shall have delivered to the Seller a certificate signed by a duly authorized representative of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VII to be satisfied as excusing its obligations to consummate the transactions contemplated hereby if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Seller;

(b) by either Buyer or the Seller if the Closing has not occurred on or before 5:00 p.m., Eastern Time, on December 14, 2026, which date may be extended from time to time by mutual written consent of Buyer and the Seller (such date, as so extended from time to time, the “Termination Date”); provided, however, that if, as of 5:00 p.m. Eastern Time on the Termination Date, the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied (or waived) but all other conditions to Closing set forth in Article VII have been satisfied or waived as of such date (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then until Section 7.1(a) or Section 7.1(b) have been satisfied (or waived) the Termination Date shall automatically be extended for periods of one (1) month for up to a total period of six (6) months from the original Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by the Seller upon two (2) Business Days’ written notice if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the conditions precedent set forth in Section 7.1 or Section 7.3 would not be satisfied or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions precedent set forth in Section 7.1 or Section 7.3(b) would not be satisfied, and in either case such failure or breach (A) cannot be cured or (B) if curable, shall continue to be unremedied at the Termination Date or, if earlier, by the thirtieth (30th) day following delivery of notice to Buyer regarding such breach; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) at any time during which the Seller would be unable to satisfy the conditions in Section 7.2(a) through Section 7.2(e);

(d) by Buyer upon two (2) Business Days’ written notice if (i) any of the representations and warranties of the Company or the Seller contained in this Agreement fail to be true and correct such that the conditions precedent set forth in Section 7.1 or Section 7.2 would not be satisfied or (ii) the Company or the Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions precedent set forth in Section 7.1 or Section 7.2(b) would not be satisfied, and in either case such failure or breach (A) cannot be cured or (B) if curable, shall continue to be unremedied at the Termination Date or, if earlier, by the thirtieth (30th) day following delivery of notice to the Company or the Seller regarding such breach; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) at any time during which Buyer would be unable to satisfy the conditions in Section 7.3(a) or Section 7.3(b);

(e) by either Buyer or Seller, if any Governmental Body has issued a final Governmental Order pursuant to any applicable Antitrust Laws or otherwise of competent authority that permanently enjoins or otherwise prevents the consummation of the transactions contemplated hereby, and such Governmental Order remains in effect; provided, that the right to terminate this Agreement pursuant to this subsection shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the issuance of such Governmental Order.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.2 Effect of Termination. Subject to Section 8.3, in the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions of this Article VIII, Section 6.2 (Confidentiality; Publicity), and Article X, as well as any defined terms used in such sections, each of which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder shall terminate without any liability of any party to any other party, except for liabilities arising in respect of willful breaches under this Agreement by any party prior to such termination, or Fraud. Upon any such termination, no party shall have any obligation to execute, deliver or perform under any Ancillary Agreement that has not been executed and delivered prior to such termination.

Section 8.3 Termination Fee.

(a) If this Agreement is validly terminated pursuant to (i) Section 8.1(b) (solely where the conditions in Section 7.1(a) or Section 7.1(b) have not been satisfied) or (ii) Section 8.1(e), in each case where all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their terms must be satisfied at the Closing) (each such termination, a “Qualifying

Termination”), then Buyer shall pay to Seller or its designee a cash amount equal to $35,000,000 (the “Termination Fee”) no later than the fifth (5th) Business Day after such Qualifying Termination by wire transfer of immediately available funds; provided that, in the case of clause (i) above, if a breach of this Agreement by Seller or any of its Affiliates will have been the cause of, or will have resulted in, the failure of either condition in Section 7.1(a) and/or Section 7.1(b) not being satisfied, then Buyer shall have no payment obligations under this Section 8.3(a);

(b) The Parties acknowledge and agree that: (i) this Section 8.3 is an integral part of the transactions contemplated by this Agreement and is included herein in order to induce the Parties to enter into this Agreement; (ii) the Termination Fee payable pursuant to this Section 8.3 does not constitute a penalty; and (iii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, the right to payment of the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (in the event such amounts are payable and paid) to compensate Seller and the Group Companies and their Affiliates for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

ARTICLE IX

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; WAIVER

Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, the Seller, Parent and Buyer contained in this Agreement (other than the representations and warranties set forth in Section 3.24 and Section 5.9, which shall survive indefinitely), the Disclosure Schedule and any certificate delivered pursuant hereto shall terminate effective as of the Closing, and none of the Company, the Seller, Parent, Buyer nor any other Person shall have any liability after the Closing for any breach thereof, and no claim for breach of any such representation or warranty may be brought or maintained by any party after the Closing, other than in the case of Fraud. The covenants and agreements of the parties contained in this Agreement that by their terms are to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms.

Section 9.2 Waiver. Effective as of the Closing, Buyer, on behalf of itself, its Affiliates (including, after the Closing, the Company) and any Person claiming by, through or on behalf of any of them, hereby irrevocably and unconditionally waives, releases and forever discharges the Seller, Parent and their respective Affiliates, and each of their respective past, present and future directors, officers, employees, agents, representatives, members, managers, equityholders, successors and assigns, from and against any and all losses, claims, demands, actions, causes of action, suits, proceedings, judgments, assessments, liabilities and damages whatsoever (whether absolute, accrued, conditional or otherwise and whether or not resulting from a third-party claim), directly or indirectly relating to, arising out of or resulting from any breach or inaccuracy of any representation or warranty of the Company, the Seller or Parent contained in this Agreement, the Disclosure Schedule or any certificate delivered pursuant hereto. For the avoidance of doubt, nothing in this Section 9.2 shall (i) prevent Buyer or any of its Affiliates from seeking recovery, or recovering, from any insurer under the R&W Insurance Policy in accordance with its terms or (ii) limit any party’s rights or remedies with respect to (a) the purchase price adjustment provisions set forth in Section 2.5, (b) any covenant or agreement to be performed after the Closing, (c) claims arising under Section 6.4 (Tax Matters), (d) a party’s right to bring a claim (and, if successful, recover damages) for Fraud, (e) a party’s claim against another party for damages resulting from any willful breach of this Agreement prior to termination of this Agreement, (f) a party’s right to seek specific performance of the other parties’ obligations hereunder in accordance with Section 10.12, or (g) matters arising under any Ancillary Agreement.

Section 9.3 Exclusive Remedy. Except in the case of Fraud, from and after the Closing, the sole and exclusive remedy of Buyer and its Affiliates (including, after the Closing, the Company) with respect to any and all claims relating to the subject matter of this Agreement (other than claims arising under Section 2.5 (Post-Closing Adjustment to Base Purchase Price) or any covenant or agreement to be performed after the Closing, including Section 6.4 (Tax Matters)) shall be the waiver and release set forth in Section 9.2, and neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any other remedy or recourse against the Seller or any of its Affiliates with respect thereto; provided that nothing in this Article IX shall limit any party’s claim against another party for damages resulting from any willful breach of this Agreement prior to termination of this Agreement or any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled pursuant to Section 10.12; provided, further, that nothing herein shall prevent Buyer or any of its Affiliates from seeking recovery, or recovering, from any insurer under the R&W Insurance Policy in accordance with its terms; provided, further, that nothing herein shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person arising under any Ancillary Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or sent via email (which is electronically confirmed) to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to the Seller or Parent, to:

TripAdvisor UK Holdco Ltd.

400 First Avenue

Needham, MA 02494

Attention: General Counsel

Email: Corpsec@tripadvisor.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Ave.

Boston, MA 02210

Attention: Lisa Haddad, Ed Amer

Email: LHaddad@goodwinlaw.com; EAmer@goodwinlaw.com

If to Buyer or the Company (after the Closing Date), to:

American Express Travel Related Services Company, Inc.

200 Vesey Street

New York, NY 10285

Attention: General Counsel

Email: corptransactionnotices@aexp.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim

Email: pshim@cgsh.com

Cleary Gottlieb Steen & Hamilton LLP

2, rue Meyerbeer

75009 Paris, France

Attention: Rodolphe Elineau

Email: relineau@cgsh.com

The effective date of any notice, request or demand will be the date of personal delivery, the date on which the email is sent (provided that the sender of such email does not receive written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

Section 10.2 Disclosure Schedules. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company, the Seller or Buyer, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company, the Seller or Buyer, as applicable. The section number headings in the Disclosure Schedule correspond to the section numbers in this Agreement and any information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedule where the relevance of such disclosure is reasonably apparent on its face without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed (provided that no such disclosure shall be deemed to be disclosed against Section 3.6(ii) of the Disclosure Schedule unless expressly stated therein).

Section 10.3 Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and, except as expressly set forth in Section 6.7 and Section 10.14 (which provide rights to the parties referenced therein as third party beneficiaries), is not intended to confer upon any other Person any rights or remedies hereunder. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 10.4 Waiver of Conflicts; Deal Communications.

(a) Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company and the Seller (together with the Affiliates of Seller, collectively, the “Seller Parties”) in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer hereby consents and agrees to, and agrees to cause the Company to consent and agree to, Goodwin representing any of the Seller Parties after the Closing in disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Company); provided, that Goodwin shall not disclose to the Seller Parties any confidential information of the Company learned by Goodwin during its representation of the Company.

(c) In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of the Seller Parties prior to and after the Closing.

(d) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Goodwin, the Company and/or any Seller Party, or any of their respective directors, officers, employees or other representatives to the extent relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled by the Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or the Company. For the avoidance of doubt, Deal Communications shall not include communications to the extent not relating to the transactions contemplated by this Agreement, even if such communications contain incidental references thereto.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a Seller Party, on the other hand, Buyer or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or the Company may waive such privilege without the prior written consent of the Seller. In the event that Buyer or the Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Seller in writing (including by making specific reference to this Section 10.4) so that the Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Seller Parties shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and the Company on the other hand.

(g) Buyer agrees that it will not, and that it will cause the Company not to, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, by seeking to have any Seller Party waive the attorney-client or other privilege, or by otherwise asserting that Buyer or the Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, any Seller Party, or any of their respective directors, officers, employees or other representatives, takes commercially reasonable action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”); provided, that any such Permitted Removal shall be conducted in a manner that does not unreasonably disrupt the operations of the Group Companies and shall not extend to communications or materials that do not constitute Deal Communications. In the event that, notwithstanding any good faith attempts by any Seller Party, or any of their respective directors, officers, employees or other representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause the Company, and their respective directors, officers, employees or other representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may, without the prior written consent of the Seller or the Company, assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Buyer; provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder.

Section 10.6 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. The parties hereto shall use all reasonable efforts to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7 Expenses. Except as otherwise expressly provided in any Ancillary Agreement, if the Closing occurs, (a) all Transaction Expenses shall be borne by the Seller, through the reduction of the Base Purchase Price, and paid by Buyer, and (b) Buyer shall bear or reimburse all of its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. In the event the transactions contemplated hereby fail to close for any reason, each of Buyer and the Company (on behalf of the Seller Parties and the Company) shall bear their own respective expenses, except to the extent incurred as a result of a breach of this Agreement by the other such party.

Section 10.8 Arbitration; Choice of Law; Consent to Jurisdiction.

(a) IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN SIXTY (60) DAYS AFTER WRITTEN NOTICE OF ANY DISPUTE, CLAIM OR CONTROVERSY IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (A “DISPUTE”), THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN NEW YORK, NEW YORK. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE JAMS THEN IN EFFECT BY ONE (1) ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(b) All Disputes shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of Laws. A party hereto may apply to an arbitrator, or if one has not been appointed, to a court of competent jurisdiction, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.8. Subject to Section 10.8(a), each of the Company, Buyer and the Seller hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) solely for purposes of (i) any application for prejudgment remedies or emergency relief as contemplated by the preceding sentence and (ii) the enforcement of any arbitral award rendered pursuant to Section 10.8(a), and agrees not to commence any litigation relating thereto except in such courts, waives any objection to the laying of venue of any such litigation in the Chosen Courts, agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum, and agrees that a final and non-appealable judgment in any such litigation, controversy or Dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail to the address set forth in Section 10.1 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the prior sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) The parties hereby agree that the arbitration proceeding and all testimony, filings, documents and any information relating to or presented during the proceedings shall be confidential. The parties hereto agree not to disclose the content of the arbitration proceeding or its outcome to anyone, but may notify any Governmental Body as permitted or required by applicable Law.

Section 10.9 WAIVER OF JURY TRIAL. TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO OR RESOLVED BY ARBITRATION PURSUANT TO SECTION 10.8(a), EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party hereto understands and has considered the implications of this waiver, (c) each party hereto makes this waiver voluntarily and (d) each party hereto has been induced to enter into this agreement by, among other things, the mutual waivers and certifications of this Section 10.9. Either party hereto may file an original counterpart or a copy of this agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 10.10 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by Buyer and the Seller.

Section 10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

Section 10.12 Specific Performance. The parties hereto acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, without the necessity of proving actual damages, without bond or other security being required, without regard to the adequacy of any remedy at law, and in addition to any other remedy to which it may be entitled, at law or in equity. Such remedies will not be exclusive and will be in addition to any other remedies whatsoever which any party may otherwise have, all of which may be pled in the alternative. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 10.13 Miscellaneous. This Agreement, the Ancillary Agreements, and the Disclosure Schedule, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement, in accordance with its terms.

Section 10.14 Non-Recourse; Releases.

(a) Notwithstanding anything in this Agreement to the contrary, by its acceptance hereof, each party acknowledges, covenants and agrees, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action, or proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) of any kind whatsoever that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) of such party (or any of its Affiliates, or any Person claiming by, through, or on behalf of any of them) may be made or asserted only against (and are expressly limited to) the parties expressly identified in the preamble to this Agreement. No Person who is not a party hereto (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any party or any Affiliate of any party (all above-described Persons in this subclause (i), collectively, “Related Entities”), and (ii) any Related Entities of such Related Entities (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation of any kind whatsoever in respect of, based upon or arising out of any Recourse Theory.

(b) Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law, as of the Closing:

(i) Buyer, on behalf of itself, its Subsidiaries (including, after the Closing, the Company), and any Persons claiming by, through or on behalf of any of them, hereby waives, releases and disclaims any and all right to seek or recover any damages or amounts under any Recourse Theory (in each case that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or the transactions contemplated by this Agreement) against any Non-Party, including without limitation, any Recourse Theory to avoid or disregard the entity form of Seller (or any Affiliate thereof); provided, however, that the foregoing shall not limit any claim arising out of or relating to Fraud.

(ii) Seller, on behalf of itself, its Subsidiaries, and any Persons claiming by, through or on behalf of any of them, hereby waives, releases and disclaims any and all right to seek or recover any damages or amounts under any Recourse Theory (in each case that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or the transactions contemplated by this Agreement) against any Non-Party; provided, however, that the foregoing shall not limit any claim arising out of or relating to Fraud.

(c) Notwithstanding the foregoing, the parties acknowledge and agree that this Section 10.14(b) does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement or any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of either party pursuant to this Agreement.

(d) This Section 10.14 shall survive the termination of this Agreement.

Section 10.15 Waivers. Either party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or (c) waive compliance by the other party with any of the agreements or conditions contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the party so waiving. No waiver by any party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.16 Performance. Parent hereby unconditionally and irrevocably (a) covenants and agrees to cause the Seller, the Company and each of their respective Affiliates to perform and comply with (and to take all actions necessary to ensure the Seller’s, the Company’s and such Affiliates’ due and punctual performance of and compliance with) each of the Seller’s, the Company’s and such Affiliates’ covenants, agreements and obligations under this Agreement (in the case of the Company that are required to be performed or complied with prior to the Closing) and (b) guarantees to Buyer the due and punctual performance by the Seller, the Company and each of their respective Affiliates of all of the Seller’s, the Company’s and such Affiliates’ respective covenants, agreements and obligations under this Agreement (in the case of the Company that are required to be performed or complied with prior to the Closing). In the event that the Seller, the Company or any of their respective Affiliates fails to perform or comply with any of its covenants, agreements or obligations under this Agreement, Buyer may, at its election, proceed directly against Parent under this Section 10.16 without first proceeding against the Seller, the Company, any such Affiliates or any other Person or exhausting any other remedy. Parent’s obligations under this Section 10.16 shall not be affected, modified or impaired by any amendment, modification, extension or renewal of any obligation of the Seller, the Company or any of their respective Affiliates, or by any waiver, consent, extension or other action or inaction under or in respect of any such obligation, in each case, without the prior written consent of Buyer. Parent hereby waives any right to require Buyer to proceed against the Seller, the Company, any of their respective Affiliates or any other Person. The obligations of Parent under this Section 10.16 shall remain in full force and effect until all of the Seller’s and its Affiliates’ obligations under this Agreement, and all of the Company’s and its Affiliates’ pre-Closing obligations under this Agreement, have been performed and discharged in full.

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IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first above written.

PARENT:	TRIPADVISOR, INC.

By:
Name:
Title:

SELLER:	TRIPADVISOR UK HOLDCO LIMITED

By:
Name:
Title:

COMPANY:	LF HOLDINGS (FRANCE) SAS

By:
Name:
Title:

Signature Page to Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first above written.

BUYER:	AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:
Name:
Title:

Signature Page to Equity Purchase Agreement